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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2007

Open Solutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware State or Other Juris- diction of Incorporation	000-02333-56 (Commission File Number)	22-3173050 (IRS Employer Identification No.)
455 Winding Brook Drive, Glastonbury, CT (Address of Principal Executive Offices)		06033 (Zip Code)

Registrant's telephone number, including area code: (860) 652-3155

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

        On October 14, 2006, Open Solutions Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Harpoon Acquisition Corporation, a Delaware corporation ("Holdings"), and Harpoon Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Holdings. Under the terms of the Merger Agreement, Harpoon Merger Corporation will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Holdings. Holdings is owned by private investment funds affiliated with The Carlyle Group ("Carlyle") and Providence Equity Partners Inc. ("Providence Equity," and together with Carlyle, the "Sponsors"). At the effective time of the merger, each outstanding share of common stock of the Company, other than any shares owned by the Company, Holdings or Harpoon Merger Corporation or any of their respective direct or indirect wholly owned subsidiaries and other than any shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be cancelled and converted into the right to receive $38.00 in cash, without interest. When used herein, the terms "Open Solutions," "the Company," "we," "our" and "us," except as otherwise indicated or as the context otherwise indicates, refer to Open Solutions Inc. and its subsidiaries after giving effect to consummation of the Transactions (as defined herein).

          The information in this Form 8-K is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or Section 11 of the Securities Act of 1933, as amended, or otherwise subject to the liabilities of those sections.

Cautionary Note Regarding Forward-Looking Statements

        This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "may," "will," "intends," "estimates," "expects," "should," and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by forward-looking statements made herein and presented elsewhere by management from time to time. We have included important factors in the cautionary statements below, particularly under the heading "Risk Factors," that we believe could cause our actual results to differ materially from the forward-looking statements that we make. Except as required by law, we do not intend to update information contained in any forward-looking statement we make.

          The Company is hereby furnishing the following information regarding its business:

MARKET, RANKING AND OTHER DATA

          Certain market, ranking and industry data included in this Current Report on Form 8-K, including the size of certain markets and our size or position and the positions of our competitors within these markets, including our products relative to our competitors, are based on estimates of our management. These estimates have been derived from our management's knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. Though we believe these estimates were reasonably derived, you should not place undue reliance on them as estimates are inherently uncertain. Additionally, we have cited information compiled by certain industry sources and third parties. Although we believe that these sources are generally reliable, we have not independently verified data from these sources or obtained third party verification of market share data and do not guarantee the accuracy or completeness of this information. In addition, these sources may use different definitions of the relevant markets. Data regarding our industry is intended to provide general guidance, but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. References herein to our being a leader in a market or product category refers to our belief that we have a leading market share position in each specified market, unless the context otherwise requires. In addition, the discussion herein regarding our various markets are based on how we define the markets for our products, which products may be either part of larger overall markets or markets that include other types of products.

PRESENTATION OF FINANCIAL INFORMATION AND USE OF NON-GAAP FINANCIAL MEASURES

          We have included certain non-GAAP financial measures in this Current Report on Form 8-K, including EBITDA and Adjusted EBITDA. We believe that the presentation of these measures enhances investors' understanding of our financial performance. We believe that EBITDA (which is earnings before interest, taxes, depreciation and amortization, certain transaction related costs and gain on settlement of contract and non-cash stock compensation expense) is useful in assessing our ability to generate cash from operations sufficient to service debt, to pay taxes and to undertake capital expenditures. We also use EBITDA for business planning purposes and in measuring our performance. Adjusted EBITDA is EBITDA adjusted based on definitions used in calculating covenant compliance under the indenture governing the notes we expect to issue in the Transactions and our new senior secured credit facilities. As a result, we believe that Adjusted EBITDA is useful in assessing our continued covenant compliance under those documents as well as our ability to incur additional debt, which affects our liquidity. We use Adjusted EBITDA for assessing such compliance and for business planning purposes and in measuring our performance.

          The presentation of EBITDA and Adjusted EBITDA is not made in accordance with U.S. GAAP and our use of the terms of EBITDA and Adjusted EBITDA in this Current Report on Form 8-K varies from the use of similar terms by others in our industry and, in the case of Adjusted EBITDA, varies from our use of that term in the past, including in our public filings with the Securities and Exchange Commission (the "SEC"). EBITDA and Adjusted EBITDA are not prepared with a view towards compliance with published guidelines of the SEC and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or as alternatives to operating cash flows as a measure of liquidity.

          EBITDA and Adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

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  exclude certain tax payments that may represent a reduction in cash available to us;

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  do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

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  do not reflect changes in, or cash requirements for, our working capital needs;

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  do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments, on our debt; and

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  do not reflect stock-based compensation expense and other non-cash charges.

          In calculating Adjusted EBITDA, we make certain estimates to account for cost savings synergies and certain other adjustments. Adjusted EBITDA:

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  reflects estimated cost savings both for executed and in-process actions that have not yet been fully reflected in our results; and

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  does not reflect management fees that may be paid to the Sponsors (as defined below) following the consummation of the Transactions.

          We use the term "contractually recurring revenue" in various places in this Current Report on Form 8-K. We define contractually recurring revenue as revenue from software-enabled outsourcing, maintenance agreements and minimum license payments from our resellers.

SUMMARY

Company Overview

          We are a leading provider of software and software-enabled outsourcing solutions to banks, thrifts and credit unions. We develop, market, license and support an enterprise-wide suite of software and services that performs a financial institution's core data processing functions, which include maintaining customer records, transaction processing, information gathering and reporting as well as operational and back-office support. We also provide software products and services that complement our core processing software, such as Internet banking, check imaging and payment processing. Our technology solutions are based on an open and flexible architecture, which, together with our proprietary, best-in-class, customer-centric data model, enables clients to analyze and distribute real-time data compiled from disparate sources to the point of customer contact on a timely, relevant and filtered basis. Our software products and services can be deployed and maintained in-house or hosted on a "software-as-a-service" outsourced basis at one of our data centers. Our business model is characterized by high levels of contractually recurring revenue, strong organic growth, substantial operating leverage and significant cash flow generation. For the twelve months ended September 30, 2006, our pro forma adjusted revenue was $448.0 million and our pro forma Adjusted EBITDA was $131.9 million.

          The majority of our revenue is generated through contractually recurring revenue arrangements that typically have contract durations of five or more years, which leads to a high degree of visibility and stability in our revenue and cash flow. For the twelve months ended September 30, 2006, approximately 76% of our pro forma adjusted revenue was contractually recurring. As of September 30, 2006 our contracted backlog, which consists of software-enabled outsourcing, maintenance, license agreements and other services revenue, was $790.7 million. Given the value-added nature of our products and services and the high costs and operational challenges associated with switching core processing systems, our contract renewal rate for our proprietary core processing software product has exceeded 98% since 2002. Approximately 4,500 financial institutions currently use one or more of our products, with no financial institution accounting for more than 3.0% of total pro forma adjusted revenue for the twelve months ended September 30, 2006. We have a history of successfully growing our business—from 2003 to 2005, our organic revenue grew at an average annual growth rate of 20%, which we believe outpaced our principal competitors and demonstrates the relative value of our solution.

          We sell and market a single core processing software platform to both our bank and credit union clients worldwide. This single platform approach, which differs from our principal competitors who each sell and market multiple legacy core systems, enables us to leverage our research and development ("R&D") and direct cost base, thereby expanding our margins as we add new clients. We believe that the high growth characteristics and the embedded operating leverage of our business model allow us to generate significant cash flow.

Products and Services Overview

          Core Processing Software.    We generate a majority of our revenue from our client base of approximately 1,150 financial institutions that utilize our core processing software. Our proprietary core processing software is interchangeable from a bank to a credit union format and is marketed to banks and thrifts as The Complete Banking Solution and to credit unions under the brand name The Complete Credit Union Solution. The customer-centric data model embedded in our core processing software gives financial institutions and their customers the ability to access transaction data immediately, whether the transactions occur inside the financial institution, on the Internet, at the ATM, at an external debit location or over the telephone. Our core processing software solution offers a comprehensive real-time view of each customer relationship, which enables our clients to provide better customer service and pursue more cross-selling opportunities by having a complete, filtered customer profile available to salespersons, tellers and officers instantaneously. The open architecture of our core processing software allows our solution to scale with clients as they grow, provides greater flexibility with respect to different hardware and software configurations and allows for the easier integration of complementary products. In addition to selling and marketing our proprietary core processing software platform, we support the legacy core processing software systems of our acquired businesses.

          Complementary Products and Services.    We offer a number of proprietary ancillary software products and services, as well as products offered through strategic partnerships, that complement our core processing software. These products expand the functionality of our core processing software and provide our clients with features such as check and document imaging, Internet banking and cash management, financial accounting, profitability analysis, loan origination, electronic funds transfer, check and item processing, and interactive voice solutions. All of these products integrate seamlessly into our core processing software and leverage the unique attributes of our technology platform. These products can also be integrated with any core processing software solution. Approximately 4,000 clients currently use one or more of our complementary products. Moreover, we provide payment processing services to approximately 190 Independent Sales Organizations ("ISOs") with over 26,000 terminal devices. Our complementary products provide additional revenue growth and cross-selling opportunities, and when combined with our core processing software, strengthen our client relationships and allow us to enhance margins by maximizing operating leverage.

          Product and Services Delivery Methods.    Our core processing software and complementary products can be operated either by a financial institution in-house under a software licensing and maintenance agreement, or on an outsourced basis through one of our data centers. Our contracts typically have durations of five or more years, with automatic annual renewals and are structured with annual price escalators and additional fees based on the asset, member or account growth of our clients.

          Software-Enabled Outsourcing.    We deliver our core processing software and complementary products on a "software-as-a-service" basis from our 11 data centers. This capability gives our clients the option to benefit from our products and services without having to make significant initial and ongoing investments for their own information technology ("IT") infrastructure and the required personnel to maintain, update and run these systems. We host applications for more than 1,000 clients, and our data centers can scale to host a much larger client base without significant capital investments. For the twelve months ended September 30, 2006, revenue from our outsourcing business represented approximately 60% of total pro forma adjusted revenue.

          Software License and Related Maintenance Agreements.    Software license revenue includes fees received from in-house licensing of our core processing and complementary software products. We license our software products under standard agreements, which typically provide clients with the perpetual, non-exclusive, non-transferable limited right to use the software for a single financial institution upon payment of an initial license fee. We also generate annual maintenance fees, typically 20% of the initial license fee, by providing client care and by modifying and updating the software. For the twelve months ended September 30, 2006, license and maintenance revenue represented approximately 11% and 14% of total pro forma adjusted revenue, respectively.

          Services, Hardware and Other.    Services fees are generated from both our software-enabled outsourcing and software license delivery models and include fees derived from installing and converting clients to our software products, providing extensive training programs and performing operational reviews and custom software development for our clients. We also derive revenue from hardware sales through agreements we have with various hardware manufacturers. For the twelve months ended September 30, 2006, services, and hardware and other revenue represented approximately 12% and 3% of total pro forma adjusted revenue, respectively.

Industry Overview

          Global IT spending by the financial services industry is greater than IT spending by any other industry. According to IDC, external IT spending by financial institutions in the United States was approximately $31 billion in 2005, and is expected to grow to $40 billion by 2010, representing a 5% compound annual growth rate. Of this addressable market comprised of hardware, software, and services, software is expected to grow the fastest at an 8% compound annual growth rate from 2005 to 2010. Key revenue drivers for core processing software such as total asset bases of banks and credit unions have grown at compound annual growth rates of 8.4% and 7.9%, respectively from 2001 to 2005. According to Thomson Financial, there are approximately 17,620 banks, thrifts and credit unions in the United States alone, over 99% of which are in our primary target market with asset bases of under $20 billion. Among these institutions, we believe core platform replacement remains relatively stable at 4 to 5% per year implying a product life of approximately 20 years.

          Core processing systems make up a large portion of a financial institution's IT budget and are viewed as the most critical IT purchase given their essential role within every financial institution's operations. The performance and stability of a core processing platform is essential to a financial institution's business process and regulatory compliance, and as a result purchases of core processing platforms are made with the utmost selectivity. In addition to their mission-critical role within a financial institution's daily operations, core processing software platforms and related complementary products are viewed as important purchases due to their ability to help financial institutions increase profitability and better service their customers.

          We believe the following key trends are driving our clients' IT spending decisions:

          Changing Dynamics within the Financial Services Industry.    We believe that financial institutions are facing increasing challenges to grow profitably in a changing competitive environment. These challenges include:

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  Entrance of non-traditional competitors.    Recent legislation has allowed non-traditional competitors, such as insurance companies and brokerage houses, to enter the market for traditional banking products, which has increased competition and compressed margins for spread-based products, driving the demand for flexibility in introducing new products;

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  Significant channel proliferation.    The widespread introduction of new distribution channels such as ATMs, telephone banking, Internet banking and wireless devices has required financial institutions to expand and enhance their technology to service these channels without a corresponding increase in revenue generated;

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  Demand for real-time interaction across multiple channels.    It is becoming a competitive advantage for financial institutions to access and deliver real-time data across new and existing distribution channels in a cost-effective manner.

          To succeed in this business environment, financial institutions need to diversify their revenue streams, maximize their revenue per customer and retain customers through superior service. In order to achieve these objectives, financial institutions must be able to quickly launch new products and services relevant to their specific markets and service their customers with timely information over multiple delivery channels in a cost effective manner. We believe that technology solutions such as ours fulfill these needs and allow financial institutions to distinguish themselves from competitors.

          Replacements and Upgrades of Legacy Systems.    Financial institutions have traditionally fulfilled their IT needs through legacy computer systems operated either by the institution itself or through a data center. These legacy systems are inflexible and costly to maintain, operate in proprietary mainframe or minicomputer environments, are generally written in antiquated programming languages and rely on batch processing to create centralized records from multiple databases, thereby limiting the ability of financial institutions to offer their customers real-time information and transaction processing. Legacy systems often require financial institutions to purchase a specific vendor's hardware and the corresponding software operating system, which forces financial institutions to conform business processes and reporting needs to the limitations of the legacy systems. In contrast, technology solutions built on open architectures, such as ours, are flexible with respect to hardware environments, operating systems and technological upgrades and provide more flexibility with regard to business processes. As a result of these benefits, we believe many financial institutions will continue to replace their legacy systems with newer, open architecture based systems.

          Intense Regulatory Environment.    The financial services industry is subject to extensive and constantly changing federal and state regulations. As a result, financial institutions must continually respond to evolving regulatory scrutiny in areas such as risk management, compliance and fraud. Additionally, these regulations require financial institutions to periodically evaluate the effectiveness of their IT systems. In our experience, these mandatory periodic evaluations often spur financial institutions to consider alternatives to their existing systems and have led to a steady and predictable stream of opportunities for us to win new clients.

          As outlined above, our clients make IT purchasing decisions based on their need to differentiate themselves versus competition and upgrade or replace their legacy core processing systems in a cost-effective manner in order to keep up with technological advancements and regulatory requirements. Our solution addresses these needs through our flexible core processing software platform and complementary products that enable our clients to cross-sell effectively and deliver new products and services to their customers quickly and efficiently.

Our Strengths

          Highly Recurring and Diverse Revenue Base.    Our cash flows and revenues have a high degree of visibility and stability due to the long-term nature of the contracts under which we operate and the recurring nature of our business. Our core software contracts typically have durations of five or more years and are structured with recurring maintenance or outsourcing fees with annual price escalators and early termination penalties. For the twelve months ended September 30, 2006, approximately 76% of our pro forma adjusted revenue was contractually recurring. As of September 30, 2006, our backlog, which consists of outsourcing, software maintenance and certain license and other services revenue, was $790.7 million. We have developed a large installed client base of over 4,500 financial institutions, with no financial institution accounting for more than 3.0% of our pro forma adjusted revenue during the twelve months ended September 30, 2006.

          Leading Technology.    Our core processing software product is a fully integrated, open, flexible, solution that uses a proprietary data model that facilitates timely, relevant and filtered access to customer data across multiple delivery channels. Key attributes of our technology include:

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  Customer-centric data model.    Offers a full view of a financial institution's relationship with its customer as opposed to legacy systems, which are account-centric and therefore offer only a limited view of a customer's data;

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  Real time.    Updates customer data in real-time, which enables our clients to provide better customer service and engage in more effective cross-selling by having a complete customer profile available to tellers and officers instantaneously;

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  Flexible.    Enables clients to deliver new products and services to market more rapidly and without reconfiguring their information technology infrastructure;

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  Fully integrated at the core level.    Supports all data processing functions and replaces the need for the disparate software applications and multiple databases that are required to operate legacy systems; and

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  Open architecture.    Allows our solution to be run on any operating system and on any hardware platform.

          These attributes give financial institutions a cost-effective path to selling and serving their customers better and more profitably. Further, as our clients grow, our core processing software solution is designed to scale with them.

          High Barriers to Entry.    Our industry is characterized by significant barriers to entry that prevent new participants from entering our market. A core processing software system is mission-critical to a financial institution, and as a result, clients typically will not select a provider unless the provider has a proven track record of success and reliability demonstrated through a robust network of reference accounts. Due to the ever-changing regulatory nature of our addressable market, a core processing software provider must have an in-depth understanding of the regulatory environment in which financial institutions operate. A core processing software platform interacts with all aspects of a financial institution's business operations and must offer a very broad range of functionality. These characteristics make building a core processing platform very difficult, time consuming and expensive and, when combined with the need for relevant client references and updated regulatory knowledge and compliance, make entering our industry very challenging.

          Further, we enjoy unique barriers to entry that prevent both new entrants and our principal competitors from replicating the differentiated functionality offered by our leading technology solution. Our competitors continually invest significant capital to maintain their legacy systems and solutions built on mainframe technology, whereas we have spent years of R&D and significant capital to develop our open, customer-centric technology solution. As a result, we believe it would be very difficult and require a significant financial investment for new entrants and our existing competitors to replicate our leading technology solution.

          Deep Client Relationships.    The value-added nature of our products and services, coupled with the high switching costs and operating risks associated with removing and re-implementing embedded products and services, has enabled us to maintain a renewal rate of over 98% since 2002 on our proprietary core software product. A software system conversion, including the migration of thousands of sensitive customer records and the retraining of users, is a time consuming, regulatory sensitive and expensive process. Any such conversion has inherent risk of business interruption or the potential loss of or inability to use mission-critical customer data. Additionally, the vast majority of our contracts are structured with significant early termination penalties, making it financially unattractive for financial institutions to change software providers.

          Well Positioned to Capitalize on Favorable Industry Trends.    Financial institutions spend heavily on technology. According to IDC, in the U.S. alone, financial institutions spent an estimated $31 billion on IT in 2005 and are expected to spend approximately $40 billion in 2010, representing a 5% compound annual growth rate with software as the fastest growing spending category, expected to grow at a compound annual growth rate of 8% from 2005 to 2010. Core processing software systems comprise the largest portion of this external spend. We believe the financial services industry is at the forefront of a fundamental shift away from legacy technology and is moving toward newer, open architected technology like our software products. As a result of our technological leadership and the value proposition we offer our clients, we believe we are well positioned to take advantage of these trends.

          Significant Operating Leverage with Attractive Cash Flow Characteristics.    We sell and market a single core processing software platform to our bank and credit union clients worldwide. We believe this approach, which differs from our competitors who each sell and market multiple core systems, enables us to leverage our R&D and direct cost base, resulting in substantial operating leverage. Further, we have the opportunity to expand our margins by cross-selling our complementary products and services to our core processing software clients without incurring the acquisition costs associated with a new client. Our business model is scalable in that our software architecture and current outsourcing facilities are designed to handle a significantly larger volume of clients and transactions than current levels. As we continue to grow our revenue and client base, we expect to benefit from the underlying operating leverage and scalability of our business model. In addition, due to our relatively modest capital expenditure requirements and favorable tax attributes resulting from our acquisition of the Information Services Group of BISYS, Inc. ("BIS"), including over $450.0 million of amortizable assets that provide over $30 million of annual tax deductions, we expect to continue to produce strong free cash flow.

          Strong Management Team with Significant Investment from Experienced Sponsors.    We believe our executive management team has a proven history of achieving industry leading revenue growth and margins. On average, our senior management team has more than 21 years of experience in the software and financial services industries. Under the leadership of Louis Hernandez and our management team, we have grown our business organically and through acquisitions, increasing revenues from $14.1 million (on a historical basis) in 1999 to $448.0 million (on a pro forma as adjusted basis) during the twelve months ended September 30, 2006. Management has integrated 16 acquisitions, while at the same time consistently delivering robust organic growth. Together, the Sponsors and management have agreed to invest approximately $578.3 million of equity in the Transactions accounting for approximately 40% of our pro forma capitalization. This equity contribution is supported by the Sponsors' significant technology industry experience including recent investments in Freescale Semiconductors, SS&C Technologies and SunGard Data Systems.

Business Strategy

          Our objective is to be the leading supplier of software and services to our target market. Our strategy for achieving this objective is to:

          Drive Strong Organic Growth.    From 2003 to 2005, our organic revenue grew at an average annual growth rate of 20%, which we believe outpaced our competitors. Our strategy is substantiated by year-to-date increases in new contract value of 43% from September 30, 2005 to September 30, 2006. We intend to drive organic growth and continue to increase our market share as follows:

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  Continue to Win New Clients and Grow Recurring Revenue Base.    We expect to increase our recurring revenue base by expanding our outsourcing and maintenance services beyond our current client base of approximately 4,500 financial institutions. Our outsourcing services provide a stream of recurring revenue, which can grow as both the assets and the number of accounts processed for a client increase. We also continue to seek to expand our client base through licensing arrangements, which increases our recurring maintenance revenue stream.

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  Increase Complementary Product Cross-Sales to New and Existing Clients.    We intend to continue to leverage our installed client base by expanding the range of complementary products and services available to current clients. We plan to continue to increase our cross-selling penetration which currently averages less than $0.50 of cross-sell revenue for each $1.00 of new client core processing software revenue.

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  Further Penetrate Adjacent Processing Markets.    We plan to increase our existing presence in processing for sectors such as insurance and healthcare by leveraging our existing technology and current market position. We also plan to continue to offer major trustees, insurance carriers, third party administrators ("TPAs") and other eligible financial institutions a comprehensive, outsourced processing solution for Healthcare Savings Accounts ("HSAs").

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  Grow International Presence.    In addition to our established Canadian presence, we are prudently expanding into global markets utilizing a targeted strategy of non-exclusive reseller arrangements with established companies and our geographically focused direct sales force. We intend to use the same single platform version of our core processing software product when expanding internationally as we have done in Canada.

          Maintain Technological Leadership.    We believe that the uniqueness of our data model and the open, flexible architecture of our solution provide us with significant competitive advantages. We intend to extend our technological leadership by continuing to add new applications, integrate new technologies and expand the functionality of our solution. We implement most of the new architectural and technological improvements as they relate to our data model and applications by utilizing the latest releases from companies such as Oracle and Microsoft. For instance, we release a minimum of one major update of our core processing software per year, the most recent of which incorporates the latest version of the Microsoft .NET platform to further improve scalability, security and flexibility. We seek to use the latest technological advances to benefit our clients, and our open architecture allows us to implement these advances more quickly and efficiently than our legacy competitors.

          Continue to Expand Margins.    Unlike our principal competitors, who each sell and market multiple core processing software systems, we have a single core processing software platform that we sell and market worldwide. As a result of operating leverage derived from adding new core clients and complementary products to our platform, our margins are among the highest in the industry. As we continue to drive cross-sales to new and existing core processing software clients and leverage the scalability of our data centers, we expect to further expand our margins.

          Capitalize on Strategic Acquisition Opportunities.    To complement and accelerate organic growth, we expect to continue to acquire, at attractive valuations, businesses and products that will complement our existing products and services, as well as expand our client base. Our experienced senior management and dedicated corporate development team conducts a rigorous evaluation of potential acquisition candidates. We have a proven ability to acquire and integrate complementary businesses and implement cost savings. For example, in our acquisition of BIS, we exceeded our original projected annual cost savings and, during the twelve months ended September 30, 2006, recognized over $11.0 million of cost savings on a pro forma as adjusted basis, while successfully retaining key BIS clients. Since 2000, we have successfully completed and integrated 16 acquisitions of companies with relevant client bases or complementary products. Excluding our acquisition of BIS, these acquisitions have had an average transaction size of $12.5 million.

          Open Solutions Inc. was organized as a Delaware corporation in 1992. Harpoon Acquisition II Corporation was organized as a Delaware corporation on December 7, 2006 and formed exclusively for the purpose of effecting the Acquisition. Our principal executive offices are located at 455 Winding Brook Drive, Glastonbury, Connecticut 06033. The telephone number of our principal executive offices is (860) 652-3155. Our Internet address is www.opensolutions.com. The contents of our website are not part of this Current Report on Form 8-K.

The Transactions

          On October 14, 2006, Harpoon Acquisition II Corporation's wholly owned subsidiary, Harpoon Merger Corporation, and its parent company, Holdings, each of which is a Delaware corporation currently owned by investment funds affiliated with Carlyle and Providence Equity, entered into the Merger Agreement with Open Solutions Inc. Pursuant to the Merger Agreement, Harpoon Merger Corporation will merge with and into Open Solutions Inc., and immediately thereafter Open Solutions Inc. will merge with Harpoon Acquisition II Corporation, with Open Solutions Inc. remaining as the surviving entity in both mergers and a wholly owned subsidiary of Holdings (the "Acquisition"). As a result of the Acquisition, the Sponsors and certain members of our management will own Holdings.

          We expect that the following transactions will occur in connection with the Acquisition:

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  the Sponsors and certain members of management will capitalize Holdings with an aggregate equity contribution of $578.3 million (which may be adjusted in certain cases);

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  we will enter into senior secured credit facilities (our "new senior credit facilities") consisting of (i) a senior secured term loan facility of $530.0 million and (ii) a senior secured revolving credit facility of $75.0 million with up to $20.0 million available to be drawn at closing to the extent that such amount of cash is on hand at the time of closing of the Acquisition—we anticipate that we will draw approximately $10.0 million of the amount available and that a corresponding amount of cash will remain on hand at closing;

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  we will issue $325.0 million in aggregate principal amount of notes, or the "notes;"

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  at the effective time of the Acquisition, each share of our common stock outstanding immediately prior to the effective time of the Acquisition (other than (i) shares held by Open Solutions Inc., Holdings or Harpoon Merger Corporation or any of their wholly owned subsidiaries, (ii) shares held by stockholders who have properly exercised appraisal rights or (iii) as otherwise agreed by Holdings and the holder of the common stock, as described below) will automatically be cancelled and converted into the right to receive $38.00 per share in cash;

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  immediately prior to the effective time of the Acquisition, each outstanding option (except as otherwise agreed by Holdings and the holder of the option) to purchase shares of our common stock, whether or not then exercisable or vested, will be converted into a right to receive a cash amount equal to the excess, if any, of $38.00 over the per-share exercise price of such option;

  •
  as of the effective time of the Acquisition, except as otherwise agreed by Holdings and a holder of shares of our common stock awarded pursuant to a Company stock plan that are subject to vesting or other lapse restrictions (which we refer to as "Restricted Shares"), (i) each Restricted Share that is outstanding immediately prior to October 14, 2006 and had remained outstanding immediately prior to the effective time of the Acquisition shall vest in full and become free of applicable lapse restrictions as of the effective time of the Acquisition and shall, as of such time, be canceled and converted into the right to receive $38.00; and (ii) each award of Restricted Shares that had been granted after October 14, 2006 but before the effective time of the Acquisition shall not, by its terms, vest in full and become free of applicable lapse restrictions as of the effective time of the Acquisition, but may vest on a future change in control of Holdings or Open Solutions Inc. and shall be converted, unless Holdings otherwise agrees, into awards of restricted shares in Holdings at the effective time of the Acquisition;

  •
  as of the effective time of the Acquisition, except as otherwise agreed by Holdings and a holder of awards of rights to shares of our common stock (or cash equal to or based on the value of shares of our common stock) awarded pursuant to a Company stock plan that are subject to vesting or other lapse restrictions (which we refer to as "RSUs"), each award of RSUs that is outstanding immediately prior to the effective time of the Acquisition shall vest in full and become free of applicable lapse restrictions as of the effective time of the Acquisition and shall, as of such time, be canceled and extinguished, and the holder thereof shall be entitled to receive an amount in cash equal to (i) the product of (A) the number of shares of our common stock previously subject to such RSU and (B) $38.00, and the (ii) the value of any deemed dividend equivalents accrued but unpaid with respect to such RSUs, less any amounts required to be withheld under any applicable law; and

  •
  as of the effective time of the Acquisition, our existing senior subordinated convertible notes due 2035 will become convertible into the merger consideration payable to their underlying shares of common stock. We have commenced a tender offer for these notes.

          We refer to the Acquisition, the equity contributions to Holdings, the issuance of the notes and the other transactions described above as the "Transactions."

Corporate Structure

          The chart below summarizes our corporate structure after the consummation of the Transactions.

(1)
Represents expected equity contributions from the Sponsors and certain members of management. The amount of the equity contributions may be reduced to the extent that our cash on hand immediately prior to the closing of the Acquisition is greater than $41.0 million or to the extent that the fees and expenses incurred in connection with the Transactions are less than our current estimate of $64.0 million.

(2)
Holdings will guarantee our new senior credit facilities. To the extent that we have U.S. subsidiaries in the future, such subsidiaries will guarantee our new senior credit facilities and the notes subject to certain exceptions as set forth in the credit agreement governing our new senior credit facilities.

(3)
Upon the closing of the Acquisition, Harpoon Merger Corporation and Harpoon Acquisition II Corporation will each be merged with and into Open Solutions Inc., and Open Solutions Inc., as the surviving entity in both mergers, will assume all of Harpoon Acquisition II Corporation's obligations with respect to the notes.

(4)
Upon the closing of the Acquisition, we will enter into our new senior credit facilities consisting of (i) a senior secured term loan facility of $530.0 million and (ii) a senior secured revolving credit facility of $75.0 million with up to $20.0 million available to be drawn at closing to the extent that such amount of cash is on hand at the the time of closing of the Acquisition—we anticipate that we will draw approximately $10.0 million of the amount available and that a corresponding amount of cash will remain on hand at the closing of the Acquisition.

Summary Unaudited Pro Forma Condensed Combined Financial Information and Other Pro Forma Data

          The following summary historical consolidated financial information as of December 31, 2003, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005 is derived from our audited consolidated financial statements for such years, which have been previously filed with the SEC. The following summary historical consolidated financial information as of September 30, 2005 and 2006 and for the nine months ended September 30, 2005 and 2006 is derived from our unaudited consolidated financial statements for such periods, which have been previously filed with the SEC. The following summary historical consolidated financial information for the twelve months ended September 30, 2006 is derived from our unaudited consolidated financial statements for such periods, which have not been previously filed with the SEC. The summary historical consolidated financial information for the nine months ended September 30, 2006 is not necessarily indicative of the results of operations that can be expected for the full year.

          The summary unaudited pro forma condensed combined financial information does not purport to present what our actual results of operations or financial position would have been had the Transactions and other events described above in fact occurred on the dates specified, nor is it indicative of the results of operations or financial position that may be achieved in the future. The summary unaudited pro forma condensed combined financial information is based on certain adjustments described in the notes to the unaudited pro forma condensed combined financial information.

          The Summary Unaudited Pro Forma Condensed Combined Financial Information and Other Pro Forma Data should be read together with the other information contained in this Current Report on Form 8-K as well as the historical consolidated financial statements, including the related notes, appearing in our SEC filings.

Pro Forma Twelve Months Ended September 30, 2006
(dollars in thousands)
Statement of operations data:
Revenues:
Software license	$46,934
Service, maintenance and hardware	397,093

Total revenues	444,027
Cost of revenues:
Software license	8,506
Service, maintenance and hardware	229,911

Total cost of revenues	238,417

Gross profit	205,610
Operating expenses:
Sales and marketing	39,585
Product development	29,771
General and administrative	76,994

Total operating expenses	146,350

Income from operations	59,260
Interest income and other	773
Interest expense	(79,153)

Loss before income taxes	(19,120)
Income tax benefit	6,770
Net loss	$(12,350)

Balance sheet data (at period end):
Cash and cash equivalents	$10,000
Total assets	1,724,318
Total debt	865,000
Net debt (total debt, less cash and cash equivalents)	855,000
Cash flow data:
Depreciation and amortization	49,645
Pro forma adjusted credit statistics:
Adjusted revenue(1)	$448,020
Adjusted EBITDA(2)	131,855
Adjusted EBITDA margin(3)	29.4%
Ratio of Adjusted EBITDA to cash interest expense	1.8x
Ratio of net debt to Adjusted EBITDA	6.5x

(1)
Pro forma adjusted revenue for the twelve months ended September 30, 2006 represents pro forma revenue for such period plus (i) $2,473 of deferred revenue eliminated as part of the purchase accounting in the acquisition of BIS and (ii) $1,520 of annual net non-cash amortization of credits granted to BIS clients upon the renewal of their data processing agreements. See "Presentation of Financial Information and Use of Non-GAAP Financial Measures."

(2)
As described in "Presentation of Financial Information and Use of Non-GAAP Financial Measures," the calculation of pro forma Adjusted EBITDA is based on definitions in the indenture governing the notes and in the credit agreement for our new senior secured credit facilities, which provide for adjustments to account for cost savings, synergies and certain other adjustments. The presentation of Adjusted EBITDA is not made in accordance with U.S. GAAP and our use of the term Adjusted EBITDA in this Current Report on Form 8-K varies from the use of similar terms by others in our industry and from our use of that term in the past, including in our public filings with the SEC. Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or operating cash flows as measure of liquidity. For additional information regarding our use of Adjusted EBITDA see "Presentation of Financial Information and Use of Non-GAAP Financial Measures." For a reconciliation of Adjusted EBITDA to net income, see note 1 to "—Summary Historical Consolidated Financial Information and Other Financial Data."

(3)
Pro forma Adjusted EBITDA margin is the ratio of pro forma Adjusted EBITDA to pro forma adjusted revenue.

Summary Historical Consolidated Financial Information and Other Financial Data

          The following summary historical consolidated financial information as of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005 is derived from our audited consolidated financial statements for such years, which are included elsewhere in this Current Report on Form 8-K. The following summary historical consolidated financial information as of December 31, 2003 is derived from our audited consolidated financial statements, which are not included in this Current Report on Form 8-K. The following summary historical consolidated financial information as of September 30, 2006 and for the nine months ended September 30, 2005 and 2006 is derived from our unaudited consolidated financial statements for such periods, which are included elsewhere in this Current Report on Form 8-K. The following summary historical consolidated financial information as of September 30, 2005 and for the twelve months ended September 30, 2006 is derived from our unaudited consolidated financial statements for such periods, which are not included in this Current Report on Form 8-K. The summary historical consolidated financial information for the nine months ended September 30, 2006 is not necessarily indicative of the results of operations that can be expected for the full year.

          The following summary historical consolidated financial information covers periods during which we have acquired several businesses, including BIS, as more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our previously filed consolidated financial statements and related notes. These acquisitions have significantly affected our revenues, results of operations and financial condition. The operating results of each business acquired have been included in our historical financial statements from the respective dates of acquisition.

          The Summary Historical Consolidated Financial Information and Other Financial Data should be read together with the other information contained in this Current Report on Form 8-K as well as the historical consolidated financial statements, including the related notes, appearing in our SEC filings.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2004	2005	2005	2006	2006
	(dollars in thousands)
Statement of operations data:
Revenues:
Software license	$21,391	$33,032	$51,534	$31,317	$30,464	$50,681
Service, maintenance and hardware	42,461	74,151	142,217	102,685	250,675	290,207

Total revenues	63,852	107,183	193,751	134,002	281,139	340,888

Cost of revenues:
Software license	5,341	6,705	7,071	4,930	5,814	7,955
Service, maintenance and hardware	23,540	37,919	76,302	54,354	142,701	164,649
Total cost of revenues	28,881	44,624	83,373	59,284	148,515	172,604

Gross profit	34,971	62,559	110,378	74,718	132,624	168,284

Operating expenses:
Sales and marketing	10,729	14,272	24,460	16,657	25,337	33,140
Product development	6,854	11,001	19,608	14,143	19,135	24,600
General and administrative	15,888	21,123	36,351	26,367	51,589	61,573
Transaction costs	—	—	—	—	250	250

Total operating expenses	33,471	46,396	80,419	57,167	96,311	119,563

Gain on effective settlement of contract	—	—	—	—	4,252	4,252

Income from operations	1,500	16,163	29,959	17,551	40,565	52,973
Interest income and other	197	1,645	4,808	3,311	2,520	4,017
Interest expense	(154)	(125)	(4,478)	(3,278)	(21,575)	(22,775)

Interest before income taxes	1,543	17,683	30,289	17,584	21,510	34,215
Income tax (provision) benefit	(234)	7,441	(11,739)	(6,942)	(9,034)	(13,831)

Net income	$1,309	$25,124	$18,550	$10,642	$12,476	$20,384

Balance sheet data (at period end):
Cash and cash equivalents	$14,853	$49,447	$174,426	$110,079	$53,290	$53,290
Total assets	133,071	225,474	411,212	388,511	858,010	858,010
Total debt	—	2,975	144,061	144,061	485,161	485,161
Net debt (total debt, less cash and cash equivalents)	—	—	—	33,982	431,871	431,871
Other financial data:
EBITDA(1)	$8,943	$22,985	$41,741	$26,141	$70,681	$86,281
Depreciation and amortization	3,901	6,434	11,380	8,290	27,956	31,046
Capital expenditures	1,489	5,555	12,121	6,668	17,824	23,277

(1)
We define EBITDA as set forth in "Presentation of Financial Information and Use of Non-GAAP Financial Measures." Historical and pro forma EBITDA and pro forma Adjusted EBITDA are calculated as set forth in the following table. As described in "Presentation of Financial Information and Use of Non-GAAP Financial Measures," the calculation of pro forma Adjusted EBITDA is based on definitions in the indenture governing the notes and in the credit agreement for our new senior secured credit facilities, which provide for adjustments to account for cost savings, synergies and certain other adjustments.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,	Pro Forma Twelve Months Ended September 30,
	2003	2004	2005	2005	2006	2006	2006
	(dollars in thousands)
Net income (loss)	$1,309	$25,124	$18,550	$10,642	$12,476	$20,384	$(12,350)
Income tax provision (benefit)	234	(7,441)	11,739	6,942	9,034	13,831	(6,770)
Interest income and other	(197)	(1,645)	(4,808)	(3,311)	(2,520)	(4,017)	(773)
Interest expense	154	125	4,478	3,278	21,575	22,775	79,153
Depreciation and amortization	3,901	6,434	11,380	8,290	27,956	31,046	49,645
Certain transaction related costs	—	—	—	—	250	250	—
Gain on settlement of contract	—	—	—	—	(4,252)	(4,252)	—
Non-cash stock compensation expense	3,542	388	402	300	6,162	6,264	6,264

EBITDA	$8,943	$22,985	$41,741	$26,141	$70,681	$86,281	$115,169

Purchase accounting and other non-cash adjustments(a)							3,993
Cost savings(b)							12,503
Capital based taxes(c)							190

Adjusted EBITDA							$131,855

  (a)
  Reflects $2,473 of deferred revenue eliminated as part of the purchase accounting in the acquisition of BIS and $1,520 of annual net non-cash amortization of credits granted to BIS customers upon the renewal of their data processing agreements.

  (b)
  Cost savings consist of (i) $4,411 associated with the elimination of the pre-acquisition historical allocated BIS corporate management fee; (ii) $4,803 reflecting the elimination of the pre-acquisition historical BIS compensation and related costs attributable to termination of 63 employees and consultants in sales, marketing, development, operations and executive management and $470 for the elimination of historical compensation and related costs attributable to the elimination of 12 BIS positions for employees that subsequently filled preexisting and budgeted job openings at our company; (iii) $1,465 related to the closure of three facilities, item processing software implementation and the consolidation of our purchasing function, each of which is in process; and (iv) $1,354 reduction of historical costs of Raddon, including compensation, insurance premiums, advertising and other expenses.

  (c)
  Reflects capital based taxes that have historically been recorded in operating income.

RISK FACTORS

          The risks described below are not the only risks facing us or that may materially adversely affect our business. Additional risks are set forth in our most recent Quarterly Report on Form 10-Q, as filed with the SEC. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Information contained in this section may be considered "forward-looking statements." See "Cautionary Note Regarding Forward-Looking Statements" for a discussion of certain qualifications regarding such statements.

We are dependent on the banking and credit union industry, and changes within that industry could reduce demand for our products and services.

          The large majority of our revenues are derived from financial institutions in the banking and credit union industry, primarily small to mid-size banks and thrifts and credit unions of all sizes, and we expect to continue to derive the large majority of our revenues from these institutions for the foreseeable future. Unfavorable economic conditions adversely impacting the banking and credit union industry could have a material adverse effect on our business, financial condition and results of operations. For example, financial institutions in the banking and credit union industry have experienced, and may continue to experience, cyclical fluctuations in profitability as well as increasing challenges to improve their operating efficiencies. Due to the entrance of non-traditional competitors, the profit margins of commercial banks, thrifts and credit unions have narrowed. As a result, some institutions have slowed, and may continue to slow, their capital spending, including spending on computer software and hardware, which can negatively impact license sales of our core and complementary products to new and existing clients. Decreases in or reallocation of capital expenditures by our current and potential clients, unfavorable economic conditions and new or persisting competitive pressures could materially adversely affect our business, financial condition and results of operations.

Consolidation in the banking and financial services industry could adversely impact our business by eliminating a number of our existing and potential clients.

          There has been and continues to be merger, acquisition and consolidation activity in the banking and financial services industry. Mergers or consolidations of banks and financial institutions in the future could reduce the number of our clients and potential clients. A smaller market for our services could have a material adverse impact on our business and results of operations. In addition, it is possible that the larger banks or financial institutions which result from mergers or consolidations could decide to perform themselves some or all of the services which we currently provide or could provide. If that were to occur, it could have a material adverse impact on our business, financial condition and results of operations.

Our success depends on decisions by potential clients to replace their legacy computer systems, and their failure to do so would adversely affect demand for our products and services.

          We primarily derive our revenues from two sources: license fees for software products and fees for a full range of services complementing our products, including outsourcing, installation, training, maintenance and support services. A large portion of these fees are either directly attributable to licenses of our core software platform or are generated over time by clients using our core software. Banks and credit unions historically have been slow to adapt to and accept new technologies. Many of these financial institutions have traditionally met their information technology needs through legacy computer systems, in which they have often invested significant resources. As a result, these financial institutions may be inclined to resist replacing their legacy systems with our core software platform. Our future financial performance will depend in part on the successful development, introduction and client acceptance of new and enhanced versions of our core software platform and our other complementary products. A decline in demand for our core software platform or any enhanced version as a result of competition, technological change or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

We encounter a long sales and implementation cycle requiring significant capital commitments by our clients which they may be unwilling or unable to make.

          The implementation of our core software platform involves significant capital commitments by our clients. Potential clients generally commit significant resources to an evaluation of available software and require us to expend substantial time, effort and money educating them as to the value of our software. Sales of our core processing software products require an extensive education and marketing effort throughout a client's organization because decisions relating to licensing our core processing software generally involve the evaluation of the software by senior management and a significant number of client personnel in various functional areas, each having specific and often conflicting requirements.

          We may expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. Our core software product sales cycle generally ranges between six to nine months, and our implementation cycle for our core software generally ranges between six to nine months. Our sales cycle for all of our products and services is subject to significant risks and delays over which we have little or no control, including:

  •
  our clients' budgetary constraints,

  •
  the timing of our clients' budget cycles and approval process,

  •
  our clients' willingness to replace their core software solution vendor,

  •
  the success and continued support of our strategic marketing partners' sales efforts, and

  •
  the timing and expiration of our clients' current license agreements or outsourcing agreement for similar services.

          If we are unsuccessful in closing sales after expending significant funds and management resources or if we experience delays as discussed above, it could have a material adverse effect on our business, financial condition and results of operations.

We expect that our operating results, including our cash flows, pro forma EBITDA and pro forma Adjusted EBITDA may fluctuate over time.

          Although we had positive cash flows for the year ended December 31, 2005, and the three and nine months ended September 30, 2006, we cannot guarantee that we will continue to be cash flow positive in the future, either on a short or long-term basis. There can be no assurance that cash losses will not recur in the future, that we will sustain profitability on a quarterly or annual basis or that we will generate enough cash to service our interest payments on the notes. To the extent that revenues do not grow at anticipated rates, increases in operating expenses precede or are not subsequently followed by commensurate increase in revenues or we are unable to adjust operating expense levels accordingly, our business, financial condition and results of operations could be materially adversely affected.

          Additionally, our operating results, including our pro forma EBITDA and pro forma Adjusted EBITDA may fluctuate from period to period and over time. During the fourth quarter of 2005, we entered into a reseller agreement. In connection with entering into that agreement, we were paid an initial license fee that was approximately $2.0 million higher than the recurring quarterly fees earned under the agreement thereafter. While our results for the fourth quarter of 2005 and the twelve months ended September 30, 2006 were positively impacted by the net amount of that higher initial license fee, its net positive impact was not repeated or otherwise replaced during the fourth quarter of 2006. As a result, although our fourth quarter 2006 results have not yet been fully calculated, we expect that our EBITDA and pro forma Adjusted EBITDA for the year ended December 31, 2006 will reflect this change and accordingly will be lower than for the twelve months ended September 30, 2006.

If we fail to adapt our products and services to changes in technology or in the marketplace, we could lose existing clients and be unable to attract new business.

          The markets for our software products and services are characterized by technological change and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render our existing products obsolete and unmarketable in short periods of time. We expect new products and services, and enhancements to existing products and services, to continue to be developed and introduced by others, which will compete with, and reduce the demand for, our products and services. Our products' life cycles are difficult to estimate. Our future success will depend, in part, on our ability to enhance our current products and to develop and introduce new products that keep pace with technological developments and emerging industry standards and to address the increasingly sophisticated needs of our clients. There can be no assurance that we will be successful in developing, marketing, licensing and selling new products or product enhancements that meet these changing demands, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or that our new products and product enhancements will adequately meet the demands of the marketplace and achieve market acceptance.

We utilize certain key technologies from third parties, and may be unable to replace those technologies if they become obsolete or incompatible with our products.

          Our proprietary software is designed to work in conjunction with certain third-party software products, including Microsoft and Oracle relational databases. Although we believe that there are alternatives to these products generally available to us, any significant interruption in the supply of such third-party software could have a material adverse effect on our sales unless and until we can replace the functionality provided by these products. In addition, we are dependent upon these third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. There can be no assurance that we would be able to replace the functionality provided by the third-party software currently offered in conjunction with our products in the event that such software becomes obsolete or incompatible with future versions of our products or is otherwise not adequately maintained or updated. The absence of, or any significant delay in, the replacement of that functionality could have a material adverse effect on our business, financial condition and results of operations. Furthermore, delays in the release of new and upgraded versions of third-party software products, particularly the Oracle relational database management system, could have a material adverse effect on our revenues and results of operations. Because of the complexities inherent in developing sophisticated software products and the lengthy testing periods associated with these products, no assurance can be given that our future product introductions will not be delayed.

We operate in a competitive business environment, and if we are unable to compete effectively, we may face price reductions and decreased demand for our products.

          The market for our products and services is competitive and subject to technological change. Competitors vary in size and in the scope and breadth of the products and services they offer. We encounter competition from a number of sources, all of which offer core software systems to the banking and credit union industry. We expect additional competition from other established and emerging companies as the market for core processing software solutions and complementary products continues to develop and expand.

          We also expect that competition will increase as a result of software industry consolidation, including particularly the acquisition of any of our competitors or any of the retail banking system providers by one of the larger service providers to the banking industry. We encounter competition in the United States from a number of sources, including Fiserv, Inc., Jack Henry & Associates, Inc., Fidelity National Information Services, Metavante Corporation and John H. Harland Company, all of which offer core processing systems or outsourcing alternatives to banks, thrifts and credit unions. Some of our current, and many of our potential, competitors have longer operating histories, greater name recognition, larger client bases and significantly greater financial, engineering, technical, marketing and other resources than we do. As a result, these companies may be able to respond more quickly to new or emerging technologies and changes in client demands or to devote greater resources to the development, promotion and sale of their products than we can.

          In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective clients. Accordingly, it is possible that new competitors or alliances among competitors may emerge and acquire significant market share. We expect that the banking and credit union software market will continue to attract new competitors and new technologies, possibly involving alternative technologies that are more sophisticated and cost-effective than our technology. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, financial condition and results of operations.

If we do not retain our senior management and other key employees, we may not be able to successfully implement our business strategy.

          We have grown significantly in recent years, but our management remains concentrated in a small number of key employees. Our future success depends to a significant extent on our executive officers and key employees, including our sales force and software professionals, particularly project managers, software engineers and other senior technical personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on our business, financial condition and results of operations. Competition for qualified personnel in the software industry is intense and we compete for these personnel with other software companies that have greater financial and other resources than we do. Our future success will depend in large part on our ability to attract, retain and motivate highly qualified personnel, and there can be no assurance that we will be able to do so. Any difficulty in hiring personnel could have a material adverse effect on our business, financial condition and results of operations.

We rely on our direct sales force to generate revenue, and may be unable to hire additional sales personnel in a timely manner.

          We rely primarily on our direct sales force to sell licenses of our core software platform. We may need to hire additional sales, client care and implementation personnel in the near-term and beyond if we are to achieve revenue growth in the future. Competition for such personnel is intense, and there can be no assurance that we will be able to retain our existing sales, customer service and implementation personnel or will be able to attract, assimilate or retain additional highly qualified personnel in the future. If we are unable to hire or retain qualified sales personnel on a timely basis, our business, financial condition and results of operations could be materially adversely affected.

We have entered into and may continue to enter into or seek to enter into business combinations and acquisitions which may be difficult to integrate, disrupt our business or divert management attention.

          Since January 1, 2001, we have acquired 16 businesses. As part of our business strategy, we may enter into additional business combinations and acquisitions in the future. In addition, acquisitions are typically accompanied by a number of risks, including:

  •
  the difficulty of integrating the operations and personnel of the acquired companies,

  •
  the maintenance of acceptable standards, internal controls, procedures and policies,

  •
  the potential disruption of our ongoing business and distraction of management,

  •
  the impairment of relationships with employees and clients as a result of any integration of new management and other personnel,

  •
  the inability to maintain relationships with clients of the acquired business,

  •
  the difficulty of incorporating acquired technology and rights into our products and services,

  •
  the failure to achieve the expected benefits of the combination or acquisition,

  •
  expenses related to the acquisition,

  •
  the incurrence of additional debt related to the acquisition,

  •
  potential unknown liabilities associated with acquired businesses,

  •
  unanticipated expenses related to acquired technology and its integration into existing technology, and

  •
  differing regulatory and industry standards, certification requirements and product functional requirements.

          If we are not successful in completing acquisitions that we may pursue in the future, we would be required to reevaluate our growth strategy and we may have incurred substantial expenses and devoted significant management time and resources in seeking to complete the acquisitions. In addition, with future acquisitions, we could use substantial portions of our available cash as all or a portion of the purchase price.

          On March 3, 2006, we purchased the outstanding common stock of BIS, our largest acquisition to date and on November 8, 2006, we purchased the outstanding common stock of Raddon Financial Group, Inc. We expect that the integration of these and any future acquisitions will require significant management time and resources and may pose unexpected challenges. Any failure by us to successfully integrate this acquisition would have a material adverse effect on our business, results of operations and financial condition.

If we fail to effectively manage our growth, our financial results could be adversely affected.

          We have expanded our operations rapidly in recent years. For example, our aggregate annual revenues increased from $14.1 million (on a historical basis) in 1999 to $448.0 million in the twelve months ended September 30, 2006 on a pro forma adjusted basis. As of September 30, 2006, we had 1,703 employees, up from approximately 600 as of December 31, 2003. In addition, we continue to explore ways to extend our target markets, including to larger financial institutions, international clients, and clients in the payroll services, insurance and brokerage industries. Our growth may place a strain on our management systems, information systems and resources. Our ability to successfully offer products and services and implement our business plan requires adequate information systems and resources and oversight from our senior management.

          We will need to continue to improve our financial and managerial controls, reporting systems and procedures as we continue to grow and expand our business. As we grow, we must also continue to hire, train, supervise and manage new employees. We may not be able to hire, train, supervise and manage sufficient personnel or develop management and operating systems to manage our expansion effectively. If we are unable to manage our growth, business, operating results and financial condition could be adversely affected.

We rely on internally developed software and systems as well as third-party products, any of which may contain errors and bugs.

          Our software may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may or may not be able to correct. Our products involve integration with products and systems developed by third parties. Complex software programs of third parties may contain undetected errors or bugs when they are first introduced or as new versions are released. There can be no assurance that errors will not be found in our existing or future products or third-party products upon which our products are dependent, with the possible result of delays in or loss of market acceptance of our products, diversion of our resources, injury to our reputation and increased service and warranty expenses and/or payment of damages.

We could be sued for contract or product liability claims and lawsuits may disrupt our business, divert management's attention or have an adverse effect on our financial results.

          Failures in a client's system could result in an increase in service and warranty costs or a claim for substantial damages against us. There can be no assurance that the limitations of liability set forth in our contracts would be enforceable or would otherwise protect us from liability for damages. We maintain general liability insurance coverage, including coverage for errors and omissions in excess of the applicable deductible amount. There can be no assurance that this coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, litigation, regardless of its outcome, could result in substantial cost to us and divert management's attention from our operations. Any contract liability claim or litigation against us could, therefore, have a material adverse effect on our business, financial condition and results of operations. In addition, because many of our projects are business-critical projects for financial institutions, a failure or inability to meet a client's expectations could seriously damage our reputation and affect our ability to attract new business.

          In August 2005, we became aware that we had not timely filed certain federal tax forms on behalf of some of our clients. Although we do not believe that this instance will result in penalties against us or indemnification obligations to our clients, we cannot be assured that similar instances will not occur in the future and that in the event that they do occur, that such future instances will not result in penalties or indemnification obligations.

Government regulation of our business could cause us to incur significant expenses, and failure to comply with applicable regulations could make our business less efficient or impossible.

          The financial services industry is subject to extensive and complex federal and state regulation. Financial institutions, including banks, thrifts and credit unions, operate under high levels of governmental supervision. Our clients must ensure that our products and services work within the extensive and evolving regulatory requirements applicable to them, including those under federal and state truth-in-lending and truth-in-savings rules, usury laws, the Equal Credit Opportunity Act, the Fair Housing Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act, the Bank Secrecy Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the Health Insurance Portability and Accountability Act of 1996 and other federal, state, provincial and local laws and regulations. The compliance of our products and services with these requirements may depend on a variety of factors, including the product at issue and whether the client is a bank, thrift, credit union or other type of financial institution.

          We are subject to examination by federal depository institution regulators under the Bank Service Company Act and the Examination Parity and Year 2000 Readiness for Financial Institutions Act. Although we believe we are not subject to direct supervision by federal and state banking agencies relating to other regulations, we have from time to time agreed to examinations of our business and operations by these agencies. These regulators have broad supervisory authority to remedy any shortcomings identified in any such examination.

          Federal, state or foreign authorities could also adopt laws, rules or regulations relating to the financial services industry and the protection of consumer personal information belonging to financial institutions that affect our business, such as requiring us or our clients to comply with data, record keeping and processing and other requirements. It is possible that laws and regulations may be enacted or modified with respect to the Internet, covering issues such as end-user privacy, pricing, content, characteristics, taxation and quality of services and products. Adoption of these laws, rules or regulations could render our business or operations more costly and burdensome or less efficient and could require us to modify our current or future products or services.

Our limited ability to protect our proprietary technology and other rights may adversely affect our ability to compete.

          We rely on a combination of copyright, trademark and trade secret laws, as well as licensing agreements, third-party nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. There can be no assurance that these protections will be adequate to prevent our competitors from copying or reverse-engineering our products, or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements.

          We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. We do not include in our products any mechanism to prevent unauthorized copying and any such unauthorized copying could have a material adverse effect on our business, financial condition and results of operations. We have minimal patents, and existing copyright laws afford only limited protection for our intellectual property rights and may not protect such rights in the event competitors independently develop products similar to ours. In addition, the laws of certain countries in which our products are or may be licensed do not protect our products and intellectual property rights to the same extent as the laws of the United States.

If we are found to infringe the proprietary rights of others, we could be required to redesign our products, pay royalties or enter into license agreements with third parties.

          Although we have never been the subject of a material intellectual property dispute, there can be no assurance that a third party will not assert that our technology violates its intellectual property rights in the future. As the number of software products in our target market increases and the functionality of these products further overlap, we believe that software developers may become increasingly subject to infringement claims. Any claims, whether with or without merit, could:

  •
  be expensive and time consuming to defend,

  •
  cause us to cease making, licensing or using products that incorporate the challenged intellectual property,

  •
  require us to redesign our products, if feasible,

  •
  divert management's attention and resources, and

  •
  require us to enter into royalty or licensing agreements in order to obtain the right to use necessary technologies.

          There can be no assurance that third parties will not assert infringement claims against us in the future with respect to our current or future products or that any such assertion will not require us to enter into royalty arrangements (if available) or litigation that could be costly to us.

We face risks associated with our current and any future international operations that could harm our financial condition and results of operations.

          As is the case with our existing Canadian operations, the success and profitability of any future international operations will be subject to numerous risks and uncertainties that include, in addition to the risks our business as a whole faces, the following:

  •
  difficulties and costs of staffing and managing foreign operations,

  •
  potentially longer payment cycles,

  •
  the introduction of non-tariff barriers and higher duty rates,

  •
  increased costs associated with maintaining international marketing efforts,

  •
  differing regulatory and industry standards and certification requirements,

  •
  difficulties in enforcement of third-party contractual obligations and intellectual property rights,

  •
  the complexities of foreign tax jurisdictions,

  •
  foreign currency and exchange rate fluctuations, and

  •
  import or export licensing requirements.

The design of other core vendors' software or their use of financial incentives may make it more difficult for clients to use our complementary products.

          Currently, some core software vendors design their software so that it is difficult or infeasible to use third-party complementary products, including ours. Some core software vendors use financial incentives to encourage their core software clients to purchase their proprietary complementary products. For example, in the past a core software vendor has charged disproportionately high fees to integrate third-party complementary products such as ours, thereby providing a financial incentive for clients of that vendor's core software to use its complementary products. We have responded to this practice by emphasizing to prospective clients the features and functionality of our products, lowering our price or offering to perform the relevant integration services ourselves. We cannot assure you that these competitors, or other vendors of core software, will not begin or continue to construct technical, or implement financial, obstacles to the purchase of our products. These obstacles could make it more difficult for us to sell our complementary products and could have a material adverse effect on our business and results of operations.

Operational failures in our data centers could cause us to lose clients.

          Damage or destruction that interrupts our provision of outsourcing services could damage our relationship with our clients and may cause us to incur substantial additional expense to repair or replace damaged equipment. Although we have installed back-up systems and procedures to prevent or reduce disruption, we cannot assure you that we will not suffer a prolonged interruption of our data processing services. In the event that an interruption of our network extends for more than several hours, we may experience data loss or a reduction in revenues by reason of such interruption. In addition, a significant interruption of service could have a negative impact on our reputation and could lead our present and potential clients to choose service providers other than us.

Unauthorized disclosure of data, whether through breach of our computer systems or otherwise, could expose us to protracted and costly litigation or cause us to lose clients.

          In our data centers, we collect and store sensitive data, including names, addresses, social security numbers, checking and savings account numbers and payment history records, such as account closures and returned checks. If a person penetrates our network security or otherwise misappropriates sensitive data, we could be subject to liability or our business could be interrupted. Penetration of the network security of our data centers could have a negative impact on our reputation and could lead our present and potential clients to choose service providers other than us.

Security problems could damage our reputation and business.

          We rely on standard encryption, network and Internet security systems, most of which we license from third parties, to provide the security and authentication necessary to effect secure transmission of data. Computer networks and the Internet are vulnerable to unauthorized access, computer viruses and other disruptive problems. Individual personal computers can be stolen, and customer data tapes can be lost in shipment. Under state and proposed federal laws requiring consumer notification of security breaches, the costs to remediate security breaches can be substantial. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may render our security measures inadequate. Security risks may result in liability to us and also may deter financial institutions from purchasing our products. We will continue to expend significant capital and other resources protecting against the threat of security breaches, and we may need to expend resources alleviating problems caused by breaches. Eliminating computer viruses and addressing other security problems may result in interruptions, delays or cessation of service to users, any of which could harm our business.

The pro forma condensed combined financial information we present in this Current Report on Form 8-K is unaudited, contains unaudited historical results of entities we have acquired and incorporates significant assumptions and estimates.

          The unaudited pro forma condensed combined financial information contained in this Current Report on Form 8-K combines our historical financial information with the financial information of entities we have acquired. All of the historical financial information for BIS for periods from January 1, 2006 through March 3, 2006 were provided to us by the seller of the business and have not been audited or reviewed by any accounting firm. Financial information for Raddon, the U.S.-based credit union business of CGI-AMS Inc., S.O.S. Computer Systems, Inc., Financial Data Solutions, Inc. and COWWW Software, Inc. were also provided to us by sellers and have not been audited or reviewed by any accounting firm. Collectively, revenue generated by the entities for which audited financial information is unavailable represents 13.5% of our pro forma adjusted revenue for the twelve months ended September 30, 2006. In addition, the financial statements of certain of these acquired entities were not prepared in accordance with GAAP. We cannot assure that this historical financial information would not be materially different if it had been audited or prepared in accordance with GAAP. Any such differences may have a materially adverse effect on our pro forma results of operations.

          In addition, the unaudited pro forma financial information contained in this Current Report on Form 8-K incorporates a number of assumptions and estimates related to the costs and benefits associated with integrating the acquired entities as part of our business. While we believe these assumptions and estimates are reasonable, our actual financial results may differ substantially from such unaudited pro forma financial information. For example, we may not realize any anticipated cost savings or benefits from acquisitions, or may realize them more slowly than we anticipate, which, in each case, could harm our business, results of operation and cash flow.

          As a result of the foregoing, you should not place undue reliance on the unaudited pro forma condensed combined financial information included in this Current Report on Form 8-K.

CAPITALIZATION

          The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2006: (i) on an actual basis; (ii) as adjusted to reflect certain subsequent events including the expenditure of $27.5 million of cash to finance the Raddon acquisition, our expectation that our cash on hand will increase by approximately $6.2 million in additional net cash between September 30, 2006 and the closing of the Transactions and (iii) as further adjusted to give effect to the Transactions. The table below should be read in conjunction with the other information contained in this Current Report on Form 8-K as well as the consolidated financial statements, including the related notes, appearing in our SEC filings.

	As of September 30, 2006
	Actual	As Adjusted for Subsequent Events		As Further Adjusted for the Transactions
	(dollars in millions)
Cash and cash equivalents	$53.3	$41.0	(1)	$10.0
Existing senior credit facilities	334.0	334.0		—
Existing capital leases	7.1	7.1		—
Existing convertible notes	144.1	144.1		—
New senior credit facilities:
Revolving credit facility(2)	—	—		10.0
Term loan facility	—	—		530.0
Senior subordinated notes	—	—		325.0

Total debt	485.2	485.2		865.0
Equity(3)	223.3	223.3		578.3	(3)

Total capitalization	$708.5	$708.5		$1,443.3

(1)
Represents anticipated cash on hand at the closing of the Acquisition, which reflects cash on hand at September 30, 2006 of $53.3 million, less $27.5 million used to fund the Raddon acquisition on November 8, 2006, plus additional anticipated net cash flows of $6.2 million from October 1, 2006 to the anticipated closing date of January 23, 2007.

(2)
$75.0 million will be available for borrowing under our revolving credit facility with up to $20.0 million available to be drawn at closing of the Acquisition to the extent that such amount of cash is on hand at such time—we anticipate that we will draw approximately $10.0 million of the amount available and that a corresponding amount of cash will remain on hand at the closing of the Acquisition.

(3)
Represents expected equity contributions from the Sponsors and certain members of management. The amount of the equity contributions may be reduced to the extent that our cash on hand immediately prior to the closing of the Acquisition is greater than $41.0 million or to the extent that the fees and expenses incurred in connection with the Transactions are less than our current estimate of $64.0 million.

THE TRANSACTIONS

          On October 14, 2006, Harpoon Merger Corporation, a wholly owned subsidiary of Harpoon Acquisition II Corporation, and Holdings entered into an Agreement and Plan of Merger with Open Solutions Inc. Pursuant to the Merger Agreement and the transactions contemplated thereby:

  •
  Harpoon Merger Corporation and Harpoon Acquisition II Corporation, will each merge with and into Open Solutions Inc., with Open Solutions Inc. remaining as the surviving entity in both mergers and a wholly owned subsidiary of Holdings;

  •
  at the effective time of the Acquisition, each share of our common stock outstanding immediately prior to the effective time of the Acquisition (other than (i) shares held by Open Solutions Inc., Holdings or Harpoon Merger Corporation or any of their wholly owned subsidiaries, (ii) shares held by stockholders who have properly exercised appraisal rights or (iii) as otherwise agreed by Holdings and the holder of common stock, as described below) will automatically be cancelled and converted into the right to receive $38.00 per share in cash;

  •
  immediately prior to the effective time of the Acquisition, each outstanding option (except as otherwise agreed by Holdings and the holder of the option) to purchase shares of our common stock, whether or not then exercisable or vested, will be converted into a right to receive a cash amount equal to the excess, if any, of $38.00 over the per-share exercise price of such option;

  •
  as of the effective time of the Acquisition, except as otherwise agreed by Holdings and a holder of Restricted Shares, (i) each Restricted Share that is outstanding immediately prior to October 14, 2006 and had remained outstanding immediately prior to the effective time of the Acquisition shall vest in full and become free of applicable lapse restrictions as of the effective time of the Acquisition and shall, as of such time, be canceled and converted into the right to receive $38.00; and (ii) each award of Restricted Shares which had been granted after October 14, 2006 but before the effective time of the Acquisition shall not, by its terms, vest in full and become free of applicable lapse restrictions as of the effective time of the Acquisition, but may vest on a future change in control of Holdings or Open Solutions Inc. and shall be converted, unless Holdings otherwise agrees, into awards of restricted shares in Holdings at the effective time of the Acquisition;

  •
  as of the effective time of the Acquisition, except as otherwise agreed by Holdings and a holder of RSUs, each award of RSUs that is outstanding immediately prior to the effective time of the Acquisition shall vest in full and become free of applicable lapse restrictions as of the effective time of the Acquisition and shall, as of such time, be canceled and extinguished, and the holder thereof shall be entitled to receive an amount in cash equal to (i) the product of (A) the number of shares of our common stock previously subject to such RSU and (B) $38.00, and the (ii) the value of any deemed dividend equivalents accrued but unpaid with respect to such RSUs, less any amounts required to be withheld under any applicable law; and

  •
  as of the effective time of the Acquisition, our existing senior subordinated convertible notes due 2035 will become convertible into the merger consideration payable to their underlying shares of common stock. We have commenced a tender offer for these notes.

          Moreover, in connection with the Acquisition, we expect that the following financing transactions will occur:

  •
  The Sponsors and certain members of management will capitalize Holdings with an aggregate equity contribution of $578.3 million (which may be adjusted in certain cases);

  •
  we will enter into our new senior credit facilities consisting of (i) a senior secured term loan facility of $530.0 million and (ii) a senior secured revolving credit facility of $75.0 million with up to $20.0 million available to be drawn at closing to the extent that such amount of cash is on hand at the time of closing of the Acquisition, in each case with any borrowings by us guaranteed by Holdings and each of our U.S. subsidiaries (with certain exceptions as set forth in the credit agreement governing our new senior credit facilities, which we refer to as our "credit agreement")—we anticipate that we will draw approximately $10.0 million of the amount available and that a corresponding amount of cash will remain on hand at the closing of the Acquisition; and

  •
  we will issue $325.0 million in aggregate principal amount of the notes.

          We and Holdings will not complete the Acquisition unless a number of conditions are satisfied or waived. These conditions include:

  •
  the adoption of the Merger Agreement by our stockholders;

  •
  no injunction, order, decree or ruling of a governmental authority of competent jurisdiction preventing or prohibiting the consummation of the Acquisition or making the consummation of the Acquisition illegal;

  •
  any approval of any governmental authority or waiting periods under applicable law having been obtained or having expired (without the imposition of any material condition);

  •
  our representations and warranties under the Merger Agreement being true and correct at the closing date of the Acquisition (ignoring materiality and material adverse effect qualifiers therein), with only such exceptions as, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on us (except that our representations and warranties as to corporate authority and capitalization must be true and correct in all material respects);

  •
  Holdings' representations and warranties under the Merger Agreement being true and correct at the closing date of the Acquisition (ignoring materiality and material adverse effect qualifiers therein), with only such exceptions as would not prevent the consummation of the Acquisition or prevent Holdings or Harpoon Merger Corporation from performing its obligations under the Merger Agreement;

  •
  each party having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the effective time of the Acquisition; and

  •
  the absence of any material adverse effect on us since October 14, 2006.

          The Merger Agreement may be terminated by the parties for various reasons, including if the Acquisition is not consummated on or prior to March 31, 2007.

          The Merger Agreement contains customary representations, warranties and covenants. The representations and warranties will not survive the closing of the Acquisition. Until the actual closing date of the Acquisition, Open Solutions Inc. has agreed to operate its business in the ordinary course and not take certain enumerated significant corporate actions as more fully described in the Merger Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

          The following unaudited pro forma condensed combined balance sheet as of September 30, 2006 and unaudited pro forma condensed combined statements of operations for the year ended December 31, 2005, the nine months ended September 30, 2006 and the twelve months ended September 30, 2006 are based on our historical consolidated financial statements and give effect to the Transactions and the other acquisitions we have completed from January 1, 2005 through November 9, 2006. The unaudited pro forma condensed combined financial information was prepared using assumptions and adjustments described in the accompanying notes. The Company has presented unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2006 because this period reflects the Company's most recent performance on an annual basis, including all acquisitions through such period.

          The unaudited pro forma condensed combined balance sheet as of September 30, 2006 has been derived from our historical unaudited balance sheet as of September 30, 2006, adjusted to give effect to the Transactions and the acquisition of Raddon (consumated November 9, 2006) as if they occurred on September 30, 2006. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2005, the nine months ended September 30, 2006 and the twelve months ended September 30, 2006 give effect to the Transactions, the acquisition of Raddon and other acquisitions (BIS, CGI-AMS, Inc., S.O.S. Systems, Inc., Financial Data Solutions, Inc., and COWWW Software Inc.) we have completed from January 1, 2005 through September 30, 2006 as if they occurred on January 1, 2005.

          The pro forma adjustments and allocation of purchase price of the Transactions and the acquisition of Raddon are preliminary and are based on management's estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual net tangible and intangible assets that exist as of the date of the completion of the Transactions and the acquisition of Raddon. Any final adjustments may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial information. In addition, the timing of the completion of the Transactions and other changes in our net tangible and intangible assets prior to the completion of the Transactions, final costs of the Transactions and related financing could cause material differences in the information presented.

          The unaudited pro forma condensed combined financial information is presented for informational purposes only and has been derived from, and should be read in conjunction with, the historical consolidated financial statements of the Company and BIS LP Inc. and notes thereto filed with the SEC and the accompanying notes to the pro forma condensed combined financial statements included in this Current Report on Form 8-K. The pro forma adjustments, as described in the accompanying notes, are based on currently available information and certain adjustments that we believe are reasonable. They are not necessarily indicative of our consolidated financial position or results of operations that would have occurred had the Transactions or acquisitions taken place on the dates indicated, nor are they necessarily indicative of our future consolidated financial position or results of operations.

OPEN SOLUTIONS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2006 (in thousands)

	Open Solutions Inc. (Historical)	Raddon (Historical) (Note 1)	Other Pro Forma Adjustments (Note 2)		Pro Forma Condensed Combined
Current assets:
Cash, cash equivalents and short-term investments	$53,290	$1,404	$(44,694	)(A)	$10,000
Accounts receivable, net	79,782	1,088	—		80,870
Prepaid expenses and other current assets	21,985	367	—		22,352
Deferred tax assets	12,563	—	—		12,563

Total current assets	167,620	2,859	(44,694)		125,785
Fixed assets, net	40,250	1,681	—		41,931
Goodwill	417,202	—	608,914	(A)	1,026,116
Intangible assets, net	219,044	—	284,956	(A)	504,000
Other assets	13,894	2,202	10,390	(D)	26,486

Total assets	$858,010	$6,742	$859,566		$1,724,318
Current liabilities:
Accounts payable	$9,507	$235	$—		$9,742
Accrued expenses	33,258	15	—		33,273
Revolving credit facility	—	—	10,000	(B)	10,000
Capital lease obligations, current portion	4,178	—	(4,178	)(B)	—
Deferred revenue, current portion	68,738	1,955	—		70,693

Total current liabilities	115,681	2,205	5,822		123,708
Convertible notes payable	144,061	—	(144,061	)(B)	—
Long-term debt	334,000	—	521,000	(B)	855,000
Deferred revenue, less current portion	34,142	—	—		34,142
Capital lease obligations, less current portion	2,922	—	(2,922	)(B)	—
Other long-term liabilities	3,928	4,304	111,333	(E)	119,365

Total liabilities	$634,734	$6,509	$450,972		$1,182,215

Stockholders' equity:
Common stock	$208	$101	$(309	)(C)	$—
Additional paid in capital	219,812	—	372,291	(C)	592,103
Accumulated other comprehensive income, net of loss	4,104	—	(4,104	)(C)	—
Retained earnings	9,152	132	(9,284	)(C)	—
Treasury stock, at cost	(10,000)	—	10,000	(C)	—

Total stockholders' equity	223,276	233	368,594		592,103

Total liabilities and stockholders' equity	$858,010	$6,742	$859,566		$1,724,318

See accompanying notes.

OPEN SOLUTIONS INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(dollars in thousands, except for per-share information)

Description of Transactions

          On October 14, 2006, Harpoon Merger Corporation, a wholly owned subsidiary of Harpoon Acquisition II Corporation, and Harpoon Acquisition Corporation entered into a plan of merger with Open Solutions Inc. Each of these entities is owned by investment funds affiliated with Carlyle and Providence Equity. Pursuant to the merger agreement, Harpoon Acquisition Corporation will acquire all our capital stock, and our currently outstanding common stock, except as described below, will be converted into the right to receive $38.00 per share in cash.

          In connection with the Acquisition, affiliates of the Sponsors and certain members of management will capitalize Holdings with equity contributions, and we will also enter into a new senior secured credit facility and issue the notes. Upon consummation of this transaction, all outstanding stock options and shares of restricted stock, other than options and shares held by certain individuals, will be automatically vested and settled in cash. Our existing senior subordinated convertible notes due 2035 will become convertible into the merger consideration payable to their underlying shares of common stock.

Note 1—Acquisition of Raddon

          On November 8, 2006, the Company acquired Raddon Financial Group, Inc. ("Raddon") for cash consideration of $27,500, with the potential for additional consideration of up to $5,500 pursuant to an earn-out arrangement based on the achievement of certain financial objectives. Raddon is recognized in the financial services market for providing CRM, research and marketing solutions and offers an extension of the Company's industry-focused products and services. The purchase price will be allocated to tangible and intangible assets and liabilities assumed based on their estimated fair values on the date of acquisition. In the accompanying pro forma condensed combined balance sheet, these intangible assets have been reflected within the fair value of aggregate intangible assets at the closing of the Acquisition. For purposes of the preliminary purchase price, the potential additional consideration of $5,500 was not considered part of the purchase price. The remainder of the purchase price was allocated to goodwill.

Note 2—Other Pro Forma Adjustments to Condensed Combined Balance Sheet

(A)
Preliminary allocation of the purchase price of the Transactions is as follows:

Purchase of equity		$851,565
Repayment of existing indebtedness		485,161
Direct costs of acquisition		137,571

Total purchase price		$1,474,297

Purchase price allocated to:
Net assets of the Company at September 30, 2006		$223,276
Acquisition of Raddon Financial Group (consummated on November 9, 2006)		(27,500)
Net assets of Raddon at September 30, 2006		233
Repayment of existing indebtedness at September 30, 2006		485,161
Adjust assets and liabilities to fair value:
Elimination of historical goodwill	(417,202)
Increase in intangible assets to fair value	284,956
Increase in deferred tax liability	111,133
Change in unamortized deferred financing costs	10,390

Total adjustment to record net assets at fair value		(232,989)

Allocation of excess purchase price to goodwill		1,026,116

Total purchase price		$1,474,297

The pro forma adjustment to goodwill reflects the following:
Allocation of the excess purchase price to goodwill		$1,026,116
Elimination of historical goodwill		(417,202)

		$608,914

          The amount of equity contributions by the Sponsors may be adjusted based on cash on hand at the closing of the Transactions. The pro forma adjustment reflects a cash balance of $10,000, after draw down of $10,000 of proceeds under the revolving credit facility.

The pro forma adjustment to cash, cash equivalents and short-term investments also reflects the following:
Acquisition of Raddon Financial Group (consummated on November 9, 2006)	$(27,500)
Cash on hand to be used in the Acquisition	(27,194)
Proceeds under the Revolving credit facility	10,000

$(44,694)

The pro forma adjustment to intangible assets, net reflects the following:
Estimated valuation and useful lives of intangible assets based on the Company's preliminary purchase accounting assumptions as of transaction date:
Completed technology, useful life of 15 years	$232,000
Customer relationships and contracts, with useful lives in the range of 10 to 20 years	255,000
Trade names, useful life of 15 years	17,000

Total valuation of intangible assets		504,000

Elimination of historical net intangible asset balances		(219,044)

		$284,956

(B)
Adjustment for repayment of existing indebtedness at September 30, 2006 and the issuance of debt to effect the Transactions as summarized below.

We will issue the following debt to effect the Transactions:
Revolving credit facility	$10,000
Term loan B facility	530,000
Senior subordinated notes	325,000

$865,000

Current portion of proposed borrowing	$10,000
Repayment of current portion of capital lease obligations	(4,178)

Pro forma adjustment to current portion of long-term debt	$5,822

Non-current portion of proposed borrowings	$855,000
Repayment of convertible notes payable and long-term debt	(478,061)
Repayment of long-term portion of capital lease obligations	(2,922)

Pro forma adjustment to non-current portion of long-term debt	$374,017

(C)
Elimination of Raddon's common stock of $101, retained earnings of $132, the Company's historical common stock of $208, additional paid-in capital of $219,812, accumulated other comprehensive income of $4,104, treasury stock of $10,000 and retained earnings of $9,152 and new cash equity investments of $592,103 made by the Sponsors and certain members of our management. The actual cash equity contribution may be adjusted based on the amount of cash, cash equivalents and short-term investments available at closing and fees and expenses incurred in connection with the Transactions.

(D)
Adjustment for the accrual and capitalization of an estimated $21,500 in financing costs related to the debt being incurred in connection with the Transactions, offset by the write-off of $11,110 of unamortized deferred financing costs for existing borrowings that will be repaid. These financing costs will be amortized over the life of the borrowings.

(E)
Adjustment of $111,133 for increase to deferred tax liability related to the increase in value of intangible assets as a result of the Acquisition.

OPEN SOLUTIONS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2005
(in thousands)

	Open Solutions Inc. (Historical)	BIS (Historical) (Note 1)	Other Acquisitions (Historical) (Note 1)	Other Pro Forma Adjustments (Note 2)		Pro Forma Condensed Combined (Note 3)
Revenues:
Software license	$51,534	3,607	$2,894	$(13,342	)(A)	$44,693
Service, maintenance and hardware	142,217	205,520	22,751	(4,658	)(A)	365,830

Total revenues	193,751	209,127	25,645	(18,000)		410,523

Cost of revenues:
Software license	7,071	—	886	—		7,957
Service, maintenance and hardware	76,302	$128,174	10,929	(6,628	)(B)	208,777

Total cost of revenues	83,373	$128,174	11,815	(6,628)		216,734

Gross profit	110,378	80,953	13,830	(11,372)		193,789

Operating expenses:
Sales and marketing	24,460	10,558	2,691	(1,347	)(C)	36,362
Product development	19,608	5,228	3,591	(667	)(D)	27,760
General and administrative	36,351	34,550	4,474	1,918	(E)	77,293

Total operating expenses	80,419	50,336	10,756	(96)		141,415

Income (loss) from operations	29,959	30,617	3,074	(11,276)		52,374
Interest income and other	4,808	(633)	44	(5,583	)(H)	(1,364)
Interest expense	(4,478)	—	—	(74,675	)(H)	(79,153)

Income (loss) before income taxes	30,289	29,984	3,118	(91,534)		(28,143)
Income tax (provision) benefit	(11,739)	(12,261)	(1,216)	36,121	(I)	10,905

Net income (loss)	$18,550	$17,723	$1,902	$(55,413)		$(17,238)

See accompanying notes.

OPEN SOLUTIONS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2006
(in thousands)

	Open Solutions Inc. (Historical)	BIS (Historical) (Note 1)	Other Acquisitions (Historical) (Note 1)	Other Pro Forma Adjustments (Note 2)		Pro Forma Condensed Combined (Note 3)
Revenues:
Software license	$30,464	$770	$1,061	$(3,562	)(A)	$28,733
Service, maintenance and hardware	250,675	43,866	10,849	(876	)(A)	304,514

Total revenues	281,139	44,636	11,910	(4,438)		333,247

Cost of revenues:
Software license	5,814	—	392	—		6,206
Service, maintenance and hardware	142,701	26,589	4,016	1,652	(B)	174,958

Total cost of revenues	148,515	26,589	4,408	1,652		181,164

Gross profit	132,624	18,047	7,502	(6,090)		152,083

Operating expenses:
Sales and marketing	25,337	2,190	1,008	(31	)(C)	28,504
Product development	19,135	1,085	1,909	(15	)(D)	22,113
General and administrative	51,589	7,076	2,130	(2,132	)(E)	58,663
Certain transaction related costs	250	—	—	(250	)(F)	—

Total operating expenses	96,311	10,351	5,047	(2,428)		109,280
Gain on effective settlement of contract	4,252	—	—	(4,252	)(G)	—

Income (loss) from operations	40,565	7,696	2,455	(7,914)		42,803
Interest income and other	2,520	—	40	(1,702	)(H)	858
Interest expense	(21,575)	—	—	(37,790	)(H)	(59,365)

Income (loss) before income taxes	21,510	7,696	2,495	(47,405)		(15,704)
Income tax (provision) benefit	(9,034)	(3,054)	(973)	18,488	(I)	5,427

Net income (loss)	$12,476	$4,642	$1,522	$(28,917)		$(10,277)

See accompanying notes.

OPEN SOLUTIONS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Twelve Months Ended September 30, 2006
(in thousands)

	Open Solutions Inc. (Historical)	Acquisition of BIS (Historical) (Note 1)	Other Acquisitions (Historical) (Note 1)	Other Pro Forma Adjustments (Note 2)		Pro Forma Condensed Combined (Note 3)
Revenues:
Software license	$50,681	$1,672	$1,350	$(6,769	)(A)	$46,934
Service, maintenance and hardware	290,207	95,283	13,809	(2,206	)(A)	397,093

Total revenues	340,888	96,955	15,159	(8,975)		444,027

Cost of revenues:
Software license	7,955	—	551	—		8,506
Service, maintenance and hardware	164,649	58,926	5,641	695	(B)	229,911

Total cost of revenues	172,604	58,926	6,192	695		238,417

Gross profit	168,284	38,029	8,967	(10,226)		205,610

Operating expenses:
Sales and marketing	33,140	5,430	1,416	(401	)(C)	39,585
Product development	24,600	2,689	2,681	(199	)(D)	29,771
General and administrative	61,573	17,379	2,992	(4,950	)(E)	76,994
Certain transaction related costs	250	—	—	(250	)(F)	—

Total operating expenses	119,563	25,498	7,089	(5,800)		146,350
Gain on effective settlement of contract	4,252	—	—	(4,252	)(G)	—

Income (loss) from operations	52,973	12,531	1,878	(8,122)		59,260
Interest income and other	4,017	165	65	(3,474	)(H)	773
Interest expense	(22,775)	(182)	—	(56,196	)(H)	(79,153)

Income (loss) before income taxes	34,215	12,514	1,943	(67,792)		(19,120)
Income tax (provision) benefit	(13,831)	(5,080)	(758)	26,439	(I)	6,770

Net income (loss)	$20,384	$7,434	$1,185	$(41,353)		$(12,350)

OPEN SOLUTIONS INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(dollars in thousands)

Note 1—Description of BIS and Other Acquisitions

On March 3, 2006, the Company purchased the outstanding common stock of BIS for total cash consideration of approximately $472,400, subject to adjustments set forth in the purchase agreement. The unaudited pro forma condensed combined statement of operations reflects the historical results of operations of BIS for the twelve months ended December 31, 2005, in the case of the unaudited proforma condensed combined statement of operations for the year ended December 31, 2005, the period from January 1, 2006 to March 3, 2006 (the date of acquisition), in the case of the statement of operations for the nine months ended September 30, 2006, and the period from October 1, 2005 to March 3, 2006 (the date of acquisition) in the case of the statement of operations for the twelve months ended September 30, 2006.

In conjunction with this acquisition, the Company has incurred approximately $5,700 of acquisition-related costs. This acquisition has expanded the Company's product offerings, further increased the Company's presence in the financial service marketplace and extended the Company's client base to include insurance, healthcare and other industries. This acquisition was recorded under the purchase method of accounting with the total consideration allocated to the assets acquired and liabilities assumed based on estimates of fair value. The fair value of purchased technology was determined based on management's best estimate of future cash flows expected to be generated by such technology. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill. The operating results of this acquisition have been included in the Company's consolidated financial statements from the date of acquisition. The purchased technology related to this acquisition is being amortized over its useful life of 5 years. The other intangible assets, comprised of customer relationships and tradenames, are being amortized over their useful lives of 15 and 5 years, respectively, based on the pattern in which economic benefits of the asset are consumed.

Under the terms of the Company's pre-existing reseller agreement with BISYS, Inc., BISYS, Inc. paid the Company non-refundable minimum license fees related to the achievement of certain minimum sales requirements. In connection with the acquisition of BIS, the reseller agreement with BISYS, Inc. was terminated. The Company recognized an imputed gain on the effective settlement of the reseller agreement with BISYS, Inc. of approximately $4,252, which represents the stated settlement provision to BISYS, Inc. at the acquisition date.

The unaudited consolidated condensed statement of operations for the year ended December 31, 2005 reflects the historical results of operations, based on unaudited internal financial statements of the U.S.-based credit union business of CGI-AMS, Inc., (acquired March 10, 2005), S.O.S. Computer Systems, Inc. (acquired April 6, 2005), Financial Data Solutions, Inc. (acquired June 7, 2005) and COWWW Software, Inc. (acquired August 9, 2005) for the period from January 1, 2005 to their respective dates of acquisition. For the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005, the nine and twelve months ended September 30, 2006, the amount reflects the historical results of Raddon Financial Group (acquired November 8, 2006) for those periods. We do not consider any of these acquisitions to be significant individually or in the aggregate. See "Risk Factors—The pro forma condensed combined financial information we present in this Current Report on Form 8-K is unaudited, contains unaudited historical results of entities we have acquired and incorporates significant assumptions and estimates" and "Business—Our Acquisitions."

Note 2—Other Pro Forma Adjustments to Condensed Combined Statement of Operations

(A)
Elimination of license and maintenance revenue recognized by the Company related to the pre-existing reseller arrangement with BISYS, Inc.:

	Year ended December 31, 2005	Nine Months Ended September 30, 2006	Twelve Months Ended September 30, 2006
Software license	$(13,342)	$(3,562)	$(6,769)
Service, maintenance and hardware	(4,658)	(876)	(2,206)

	$(18,000)	$(4,438)	$(8,975)

(B)
Adjustments for (i) intangible asset amortization based on new fair value of intangible assets acquired in connection with the Transactions, (ii) the elimination of amortization previously recorded by us for intangible assets related to purchased technology, and (iii) elimination of maintenance costs within cost of revenues BIS LP had recorded related to the pre-existing reseller arrangement with the Company, as follows:

	Year ended December 31, 2005	Nine Months Ended September 30, 2006	Twelve Months Ended September 30, 2006
Cost of revenues adjustments:
Amortization based on new fair value of intangible assets	15,467	11,600	15,467
Elimination of historical amortization	$(18,148)	$(9,072)	$(12,566)
BISYS maintenance costs	(3,947)	(876)	(2,206)

	$(6,628)	$1,652	$695

(C)
Elimination of historical amortization previously recorded for intangible assets, as follows:

	Year ended December 31, 2005	Nine Months Ended September 30, 2006	Twelve Months Ended September 30, 2006
Selling and marketing adjustments:
Elimination of historical amortization	$(1,347)	$(31)	$(401)

(D)
Elimination of historical amortization previously recorded for intangible assets, as follows:

	Year ended December 31, 2005	Nine Months Ended September 30, 2006	Twelve Months Ended September 30, 2006
Product development adjustments:
Elimination of historical amortization	$(667)	$(15)	$(199)

(E)
Adjustments for (i) intangible amortization based on new fair value of intangible assets acquired in connection with the Acquisition, (ii) the elimination of historical amortization previously recorded for intangible assets, (iii) the elimination of royalty fees charged by BISYS, Inc. to BIS related to the use of the BISYS tradenames which will not be used by us following our acquisition of BIS, and (iv) the reduction of the direct, incremental costs of being a public registrant, including our NASDAQ registration fees, SEC filing and printing fees, directors' compensation, reduction in audit and internal audit costs and reduction in corporate insurance as a result of our no longer being a public registrant, as follows:

	Year ended December 31, 2005	Nine Months Ended September 30, 2006	Twelve Months Ended September 30, 2006
General and administrative adjustments:
Amortization based on new fair value of intangible assets	(16,982)	(12,738)	16,983
Elimination of historical amortization	$5,576	$(11,830)	$(16,521)
BISYS, Inc. royalty fee	(6,988)	(1,165)	(2,912)
Public company expense adjustments	(2,500)	(1,875)	(2,500)

	$1,918	$(2,132)	$(4,950)

(F)
Elimination of legal expenses incurred through September 30, 2006, relating directly to the Transactions.

(G)
Elimination of a gain on effective settlement of the reseller agreement with BISYS, Inc. at the acquisition date.

(H)
Adjustments for (i) increased interest expense attributable to the $530,000 term loan at an assumed annual interest rate for each period equal to average three-month LIBOR during such period plus 2.5% per annum, (ii) increased interest expense attributable to a $10,000 borrowing on revolving credit facility at an annual interest rate for each period equal to average three-month LIBOR during such period plus 2.5% per annum, (iii) increased interest expense attributable to the issuance of the notes at a rate of 10.25% per annum and a commitment fee for the revolving credit facility equal to 0.5% of the unused portion of the facility, (iv) the amortization of debt issuance costs related to the Transactions, (v) reduction of historical interest expense to reflect the repayment of existing debt, (vi) elimination of amortization of debt issuance costs related to the Company's historical debt and (vii) a decrease in interest income related to use of approximately $129,668 of available cash for the acquisition of BIS, using a 3.1% interest rate; a decrease in interest income related to the use of an aggregate of $181,200 in cash, using a weighted average of 3.1% interest rate related to the other acquisitions, as follows:

	Year ended December 31, 2005	Nine Months Ended September 30, 2006	Twelve Months Ended September 30, 2006
Effect on interest income related to use of cash and borrowings for the acquisitions of BIS, CGI-AMS, Inc. S.O.S. Systems, Inc., Financial Data Solutions, Inc., COWWW Software, Inc. and Raddon Financial Group, Inc.	(5,583)	(1,702)	(3,474)
Incremental interest expense related to financing	$(74,675)	$(37,790)	$(56,196)

	$(80,258)	$(39,492)	$(59,670)

  If interest rates for the Company's variable rate long-term debt were to change 1/8%, interest expense would have increased by $675 for the year ended December 31, 2005, $506 for the nine months ended September 30, 2006 and $675 for the twelve months ended September 20, 2006.

(I)
Reflects income taxes equal to the Company's effective rate for all pro forma adjustments.

Note 3—Other Information Related to the Unaudited Pro Forma Condensed Combined Financial Statements

The pro forma statements of operations do not reflect any charges that we will record following the closing of the Transactions. These charges include estimates of (1) $9,500 million of fees and expenses incurred by Open Solutions Inc. in connection with the Transactions, which will be charged to expense on or prior to closing of the Transactions and (2) stock compensation expense related to our stock options and restricted stock that will be recorded when it becomes probable that the vesting of the awards will accelerate and be paid out in accordance with FASB Staff Position No. FAS 123(R)-4, "Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement." In addition, we may incur non-recurring tax costs related to our stock-based employee compensation plans, repatriation of cash and under IRS Section 280(g).

  Stock-based employee compensation expense amounted to $400 for the year ended December 31, 2005, $6,200 for the nine months ended September 30, 2006 and $6,300 for the twelve months ended September 30, 2006. We intend to establish an equity compensation plan for management and company employees. The terms of the plan have not been finalized and, accordingly, we have made no adjustment to the accompanying pro forma condensed consolidated statements of operations for stock-based employee compensation. Upon acceleration of any existing stock options and restricted stock as of the closing of the Transactions, all remaining unvested stock compensation expense will be recorded.

  The pro forma statements of operations also do not reflect the annual fee we expect to pay to the Sponsors under the terms of certain management agreements, as these fees are not required by the terms of the merger agreement.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

          The following selected historical consolidated financial information as of the end of and for each of years in the five-year period ended December 31, 2005 is derived from our audited consolidated financial statements for such years, which, in the case of the audited consolidated financial statements as of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005, are included in our SEC filings. The following selected historical consolidated financial information as of September 30, 2006 and for the nine months ended September 30, 2005 and 2006 is derived from our unaudited condensed consolidated financial statements for such periods. The selected historical condensed consolidated financial information for the nine months ended September 30, 2006 is not necessarily indicative of the results of operations that can be expected for the full year. You should read the selected historical consolidated financial information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our previously filed historical consolidated financial statements, including the related notes.

          Since June 2000, we have acquired several businesses, including BIS, as more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our previously filed consolidated financial statements and the related notes thereto. These acquisitions have significantly affected our revenues, results of operations and financial condition. The operating results of each business acquired have been included in our financial statements from the respective dates of acquisition.

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
Statement of operations data:
Revenues:
Software licenses	$9,971	$13,449	$21,391	$33,032	$51,534	$31,317	$30,464
Service, maintenance and hardware	17,295	30,896	42,461	74,151	142,217	102,685	250,675

Total revenues	27,266	44,345	63,852	107,183	193,751	134,002	281,139
Cost of revenues:
Software licenses	1,592	3,152	5,341	6,705	7,071	4,930	5,814
Service, maintenance and hardware	10,084	18,430	23,540	37,919	76,302	54,354	142,701

Total cost of revenues	11,676	21,582	28,881	44,624	83,373	59,284	148,515

Gross profit	15,590	22,763	34,971	62,559	110,378	74,718	132,624
Operating expenses:
Sales and marketing	8,771	9,533	10,729	14,272	24,460	16,657	25,337
Product development	7,643	6,223	6,854	11,001	19,608	14,143	19,135
General and administrative	9,515	10,017	15,888	21,123	36,351	26,367	51,589
Transaction costs	—	—	—	—	—	—	250

Total operating expenses	25,929	25,773	33,471	46,396	80,419	57,167	96,311
Gain on effective settlement of contract	—	—	—	—	—	—	4,252

Income from operations	(10,339)	(3,010)	1,500	16,163	29,959	17,551	40,565
Interest income and other	432	172	197	1,645	4,808	3,311	2,520
Interest expense	(4)	(27)	(154)	(125)	(4,478)	(3,278)	(21,575)

Income before income taxes	(9,911)	(2,865)	1,543	17,683	30,289	17,584	21,510
Income tax provision	250	(32)	(234)	7,441	(11,739)	(6,942)	(9,034)

Net income	$(9,661)	$(2,897)	$1,309	$25,124	$18,550	$10,642	$12,476

Statement of cash flows data:
Net cash provided by (used in):
Operating activities	$(3,332)	$2,702	$10,069	$19,767	$43,980	$21,431	$48,921
Investing activities	(5,606)	(2,280)	(87,682)	(22,201)	(48,953)	(90,687)	(508,302)
Financing activities	11,968	(560)	81,052	37,023	129,782	129,781	325,600

Other financial data:
Capital expenditures	$2,209	$1,716	$1,469	$5,555	$10,748	$6,668	$17,824
Depreciation and amortization	3,023	3,236	3,901	6,434	11,380	8,290	27,956
Cash interest expense	3	—	178	125	2,152	2,142	19,154
Ratio of EBITDA to interest expense paid in cash(1)	—	—	50.2	183.9	35.4	12.2	3.9x
Balance sheet data (at period end):
Cash and cash equivalents	$11,552	$11,414	$14,853	$49,447	$174,426	$110,079	$41,168
Investments in marketable securities	—	—	70,100	12,736	—	46,925	12,122
Accounts receivable, net	6,935	7,946	10,267	19,975	36,582	32,951	79,782
Prepaid expenses and other current assets	1,529	2,105	3,972	5,989	14,353	10,862	21,985
Deferred tax assets	—	—	—	12,356	13,000	13,417	12,563
Total current assets	20,016	21,465	99,192	100,503	238,361	214,234	167,620
Fixed assets, net	4,771	4,577	5,500	14,410	20,779	18,330	40,250
Intangible assets, net	3,707	3,574	9,385	31,168	39,439	44,003	219,044
Goodwill	5,251	6,223	11,187	66,548	94,081	104,086	417,202
Deferred tax assets	—	—	—	4,560	4,283	858	—
Other assets	—	—	7,807	2,074	6,914	7,000	13,894
Total assets	33,745	35,839	133,071	225,474	411,212	388,511	858,010
Long-term debt, current position	748	750	395	1,974	102	102	4,178
Long-term debt, less current position	$—	$700	$64	$1,959	$144,183	$144,061	$480,983

(1)
We define EBITDA as set forth in "Presentation of Financial Information and Use of Non-GAAP Financial Measures" as earnings before interest, taxes, depreciation and amortization, certain transaction related costs and gain on settlement of contract and non-cash stock compensation expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis of our financial condition and results of operations covers periods prior to the Transactions. Accordingly, the discussion and analysis of historical periods do not reflect the significant impact that the Transactions will have on us, including increased levels of indebtedness and the impact of purchase accounting. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described elsewhere in this Current Report on Form 8-K. Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Consolidated Financial Information" and the historical consolidated financial statements, including the related notes, appearing elsewhere in this Current Report on Form 8-K or otherwise filed with the SEC.

          All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31.

Overview

          We are a leading provider of software and software-enabled outsourcing solutions to banks, thrifts and credit unions. We develop, market, license and support an enterprise-wide suite of software and services that performs a financial institution's core data processing functions and also provide software products and services that complement our core processing software. Our software products and services can be deployed and maintained in-house or hosted on a "software-as-a-service" outsourced basis at one of our data centers.

          We derive revenues from sales of licenses for our core software and complementary products, fees generated from our outsourcing and payment processing centers and fees from providing installation, training, maintenance and support services. For the twelve months ended September 30, 2006, approximately 76% of our pro forma adjusted revenue was contractually recurring. Our contractually recurring revenue is comprised of revenue from software-enabled outsourcing, maintenance agreements, and minimum license payments from our resellers.

          We perform software-enabled outsourcing services through our 11 data centers. Revenues from outsourcing services are derived from monthly and transaction-based fees, typically under five-year service contracts. For the twelve months ending September 30, 2006, outsourcing revenue represented 60.3% of our total pro forma adjusted revenue.

          We generate service and maintenance fees by converting clients to our core software suite, installing our software, assisting our clients in operating the applications, modifying and updating the software, and, in some cases, customizing products. Our software license agreements typically provide for five years of support and maintenance with automatic annual renewals. For the twelve months ending September 30, 2006, service and maintenance revenue represented 12.3% and 13.4%, respectively, of our total pro forma adjusted revenue.

          Software license revenue includes fees received from the licensing of application software. We license our proprietary software products under standard agreements that typically grant a perpetual, non-exclusive, non-transferable right to use the software to a single financial institution upon payment of a license fee. We also license certain third-party software to clients. For the twelve months ending September 30, 2006, license revenue represented 10.8% of our total pro forma adjusted revenue. Of this amount, 2.6% is represented by contractual minimum payments from reselling partners.

          We derive other revenues from hardware sales and client reimbursement of out-of-pocket and telecommunication costs. We have entered into agreements with several hardware manufacturers under which we sell computer hardware and related services. Client reimbursements represent direct costs that we pay to third parties primarily for data communication, postage and travel on behalf of our clients. For the twelve months ending September 30, 2006, hardware and other revenue represented 3.2% of our total pro forma adjusted revenue.

          While increasing our contractually recurring revenues, we also focus on increasing our profitability and operating cash flow. Although operating expenses increased in terms of dollars as we have grown, we reduced operating expenses as a percentage of total revenues from 52.4% in 2003, to 35.1% during the twelve months ended September 30, 2006. These efforts contributed to a 227% increase in operating income from $16.2 million in 2004 to $53.0 million for the twelve month period ended September 30, 2006. We believe that we can continue to enhance profitability by utilizing the operating leverage of our business model and increase revenue at lower incremental cost.

          During the fourth quarter of 2005, we entered into a reseller agreement. In connection with entering into that agreement, we were paid an initial license fee that was approximately $2.0 million higher than the recurring quarterly fees earned under the agreement thereafter. While our results for the fourth quarter of 2005 and the twelve months ended September 30, 2006 were positively impacted by the net amount of that higher initial license fee, its net positive impact was not repeated or otherwise replaced during the fourth quarter of 2006. As a result, although our fourth quarter 2006 results have not yet been fully calculated, we except that our EBITDA and pro forma Adjusted EBITDA for the year ended December 31, 2006 will reflect this change and accordingly will be lower than for the twelve months ended September 30, 2006.

BIS Acquisition

          On March 3, 2006, we purchased the outstanding common stock of BIS for total cash consideration of approximately $472.4 million. The BIS acquisition, which is our largest to date, provided us with the ability to significantly grow our recurring revenues while eliminating duplicative costs—we exceeded our original projected annual cost savings and, during the twelve months ended September 30, 2006, recognized over $11.0 million of cost savings on a pro forma as adjusted basis, while successfully retaining key BIS clients, see "Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information and Other Pro Forma Data." The BIS acquisition also expanded our product offerings, increased the recurring portion of our revenues, has provided us with cross-selling opportunities from an increased number of clients, increased our presence in the financial services marketplace, extended our client base for our outsourcing services to include the insurance, healthcare and other industries and resulted in favorable tax attributes including over $450.0 million of amortizable assets that provide over $30 million in annual tax deductions. Our maintenance and outsourcing revenues increased from 58.1% to 74.7% of our total revenues from the nine months ended September 30, 2005 to the nine months ended September 30, 2006, primarily as a result of this acquisition.

          The allocation of the purchase price to the assets acquired and liabilities assumed in connection with this acquisition was based on our best estimates of the relative fair values of the identifiable assets acquired and liabilities assumed, and we believe our estimates and assumptions were reasonable under the circumstances.

Raddon Acquisition

          On November 8, 2006, we purchased all of the outstanding stock of Raddon for cash consideration of $27.5 million, with the potential for additional consideration of up to $5.5 million pursuant to an earnout arrangement based on the achievement of certain financial objectives. Raddon is recognized in the financial services market for providing CRM, research and marketing solutions and offers an extension of our Company's industry-focused products and services. This acquisition will add to the complementary products that we can provide to financial institutions.

Effect of the Acquisition

          As a result of the Acquisition, our assets and liabilities will be adjusted to their fair market values as of the closing date. We anticipate that these adjusted valuations will cause an increase in our cost of revenue and operating expenses due to the amortization of our intangible assets and will result in an approximate $2.8 million reduction in operating income that we would otherwise expect to record in post-closing periods due to the effect of the application of purchase accounting at the time of the closing. Additionally, the excess of the total purchase price over the fair value of our assets and liabilities at closing will be allocated to goodwill and other intangible assets. After the closing, goodwill and other intangible assets with indefinite lives will be amortized and charged as an expense against operating income.

          A preliminary assessment of the fair value of our assets indicates that the value at which we carry our intangible assets and goodwill will increase significantly. As set forth in greater detail in the table below, as a result of the application of purchase accounting, our intangible assets with definite lives will be revalued from an aggregate of $219.0 million prior to the consummation of the Acquisition to $504.0 million after the consummation of the Acquisition, and will be assigned new amortization periods.

	Pro Forma Carrying Value (in millions)	Pro Forma Weighted Average Amortization Period
Purchased technology	$232.0	15 years
Customer relationships and contracts	$255.0	17.5 years
Tradenames	$17.0	15 years

          In addition, our intangible assets with indefinite lives related to goodwill will also be revalued from an aggregate of $417.2 million prior to the consummation of the Acquisition to $1,026.1 million after the consummation of the Acquisition. These intangible assets will be subject to annual impairment testing. See "—Application of Critical Accounting Policies—Long-Lived Assets, Intangible Assets and Goodwill" and "Unaudited Pro Forma Condensed Combined Financial Information."

          Additionally, we will incur significant indebtedness in connection with the consummation of the Acquisition, and our total indebtedness and related interest expenses will be significantly higher than prior to the Acquisition.

Application of Critical Accounting Policies

          The consolidated financial statements contained have been prepared in accordance with accounting principles generally accepted in the United States, which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, impacting our reported results of operations and financial position. Discussed below are several significant accounting policies that require the use of judgments and estimates that may materially affect the consolidated financial statements.

Revenue Recognition

          We generate revenues from licensing the rights to use our software products and certain third-party software products to clients. We also generate revenues from installation, training, maintenance and support, and other professional services provided to clients, from data center services, hardware sales related to our check imaging and voice response businesses and fees collected on transactions in our payment processing business.

          We recognize software license revenue when a non-cancelable license agreement has been executed, fees are fixed or determinable, the software has been delivered, accepted by the client if acceptance is required by the contract and other than perfunctory, and collection is considered probable. The software licenses are sold in conjunction with professional services for installation, training, maintenance and support. For these arrangements, a portion of the total contract value is attributed first to the maintenance arrangement based on its fair value, which is derived from substantive renewal rates. Another portion of the contract value is then attributed to installation and training services based on estimated fair value, which is derived from rates charged for similar services provided on a stand-alone basis multiplied by estimated hours to complete. Our software license agreements generally do not require significant modification or customization of the underlying software, and accordingly, installation and training services are not considered essential to functionality. The remainder of the total contract value is then attributed to the software licenses based on the residual method. The estimated hours and hourly rate for installation and training services affect the timing and amount of revenue recognized from license fees and installation and training services. Due to the uncertainties inherent in the estimation process, actual hours to complete installation and training services or the estimated hourly rate of these services may differ from estimates. If significant customization of our software is required, we recognize all revenue using the percentage-of-completion method.

          The complexity of some software license agreements requires us to routinely apply judgments and estimates regarding the application of software recognition accounting principles to specific agreements and transactions. Different judgments and estimates could have led to different accounting conclusions, which could have had a material adverse effect on our results of operations.

          Revenues from software maintenance are typically generated under five-year agreements with automatic renewals and are recognized ratably over the period that maintenance services are provided. Revenues from installation and training services are recognized as services are performed. We calculate revenue recognition for installation and training services based on the ratio of hours incurred to estimated total hours for the project. Accordingly, we must estimate the hours to complete the installation and training, and it is possible that estimates may be revised. These revisions are recognized in the period in which the revisions are determined, and changes in these estimates could have a material effect on our financial statements.

          Outsourcing revenues associated with allowing customers to utilize our software products hosted in our data centers on an outsourced basis and payment transaction processing revenues are recognized as services are provided, once evidence of an arrangement exists, fees are fixed or determinable and collectibility is reasonably assured. We obtain signed contracts, which indicate the key terms, as well as the fixed and determinable fees, in each arrangement. Revenues and related costs associated with installation of data center and transaction processing arrangements are recognized over the term of the arrangement, typically 5 years.

          We receive payments under certain license and marketing agreements with resellers. We have provided a master license to our primary resellers, COCC and Celero, and do not have any other continuing obligation to provide additional products or services, other than the provision of client support and maintenance. We previously had a reseller agreement with BIS, however, in conjunction with the BIS acquisition, that agreement was terminated and we recognized a pre-tax gain on the effective settlement of that reseller agreement of approximately $4.3 million. We recognize revenue related to these reseller agreements when the revenue recognition criteria under Statement of Position ("SOP") 97-2 are met, including when evidence of an arrangement exists, fees are fixed or determinable, collectibility is reasonably assured, and delivery has occurred. We recognize minimum quarterly non-refundable payments and any additional license fees as revenue in the quarter that they are due.

          We typically recognize hardware revenue upon product shipment. We recognize certain hardware revenue related to our check imaging products on a percentage-of-completion basis because installation services related to these arrangements and the software related to these arrangements are considered essential to the functionality of certain of the hardware.

          Deferred revenue is comprised of payments received related to product delivery, maintenance and other services that have been paid by customers prior to the recognition of revenue. Deferred revenue relates primarily to cash received for maintenance contracts in advance of services performed, which is recognized as revenue ratably as services are performed. Deferred costs are comprised of costs incurred prior to the recognition of related revenue.

Allowance for Doubtful Accounts

          We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our clients to make required payments. The amount of our reserve is based on historical experience and our analysis of the accounts receivable balance outstanding. If the financial condition of our clients were to deteriorate, resulting in their inability to make payments, additional allowances may be required, which would result in an additional expense in the period that this determination was made. While credit losses have historically been low due to our client base and have been within our expectations and the provisions established, we cannot assure you that we will continue to experience the same credit loss rates that we have in the past. Such estimates require the exercise of significant judgment on the part of our management. Therefore, changes in the assumptions underlying our estimates or changes in the financial condition of our clients could result in a different required allowance, which could have a material effect on our results of operations.

Software Development Costs

          Software development costs for new software products and additional modules for existing software are expensed as incurred until technological feasibility is established. Technological feasibility is established when a working model of the product has been completed and completeness of the working model and its consistency with the product design has been confirmed by testing. Internal software development costs qualifying for capitalization under Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, have not been significant because the time between reaching of technological feasibility to general release of the software has been short.

Accounting for Purchase Business Combinations

          All of our acquisitions were accounted for as purchase transactions, and the purchase price was allocated to the assets acquired and liabilities assumed based on the fair value of the acquired company's then-current assets, purchased technology, property and equipment and liabilities. The excess of the purchase price over the fair value of net assets acquired or net liabilities assumed has been allocated to goodwill. The fair value of amortizable intangibles, primarily consisting of purchased technology and customer relationships, was determined using an estimate of discounted future cash flows. Actual future cash flows from these intangibles could differ from estimated future cash flows. The allocation between amortizable intangibles and goodwill impacts future amortization expense in our results of operations. The operating results of each business acquired have been included in our consolidated financial statements from the respective dates of acquisition.

          We amortize intangibles over their estimated economic lives. While we believe it is unlikely that any significant changes to the useful lives of our tangible and intangible assets will occur in the near term, rapid changes in technology or changes in market conditions could result in revisions to such estimates that could materially affect the carrying value of these assets and our future operating results.

          Deferred revenue acquired in business combinations is recorded based on the fair value of the legal obligation. We measure fair value as the cost to fulfill the obligation plus our historical profit margin on these services. Changes in the estimate of fair value of deferred revenue could have a material impact on the purchase price allocation and future recognition of revenue.

Long-Lived Assets, Intangible Assets and Goodwill

          We assess the impairment of identifiable intangibles and long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment is measured as the amount by which the carrying value of the intangible asset exceeds its fair value. Factors we consider important which could trigger an impairment review include the following:

  •
  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

  •
  significant negative industry or economic trends.

          We also perform an annual impairment test of goodwill at December 31. We assess potential impairment through a comparison of the fair value of each reporting unit versus its carrying value. The estimated fair value of goodwill and intangible assets is based on a number of factors including past operating results, budgets, economic projections, market trends, product development cycles and estimated future cash flows. Changes in these assumptions and estimates could cause a material impact on our financial statements.

Income Taxes

          In preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. This involves estimating the actual current tax exposure together with assessing temporary differences between the tax basis of certain assets and liabilities and their reported amounts in the financial statements, as well as net operating losses, tax credits and other carryforwards. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. We then assess the likelihood that the deferred tax assets will be realized from future taxable income, and to the extent that we believe that realization is not likely, we establish a valuation allowance.

          Significant judgment is required in determining the provision for income taxes and, in particular, any valuation allowance recorded against our deferred tax assets. On a quarterly basis, we evaluate the recoverability of our deferred tax assets based upon historical results and forecasted taxable income over future years and match this forecast against the basis differences, deductions available in future years and the limitations allowed for net operating loss and tax credit carryforwards to ensure that there is adequate support for the realization of the deferred tax assets. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be charged as a reduction to income in the period such determination was made. Likewise, should we determine that we would be able to realize future deferred tax assets in excess of its net recorded amount, an adjustment to the deferred tax assets would increase net income in the period such determination was made.

          The material changes to the application of our critical accounting policies for the nine months ended September 30, 2006 were as follows:

Stock Compensation

          We adopted SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS 123(R)"), effective January 1, 2006. We utilize the Black-Scholes option pricing model to estimate the fair value of employee stock based compensation at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected term. Further, as required under SFAS 123(R), we now estimate forfeitures for options granted which are not expected to vest. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation. We adopted the provisions of SFAS 123(R) on January 1, 2006 using the modified prospective application method

("MPA"), which provides for certain changes to the method for valuing share-based compensation. Under the MPA, prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123(R) apply to new awards and to the modification and cancellation of awards that are outstanding on the effective date.

          Upon the adoption of SFAS 123(R), we recognized compensation expense associated with awards granted after January 1, 2006 and the unvested portion of previously granted awards that remain outstanding as of January 1, 2006 in our condensed consolidated statement of income for the nine months ended September 30, 2006. During the nine months ended September 30, 2006, we recognized compensation expense of $5.4 million for stock options and $0.7 million for restricted stock in our condensed consolidated statement of operations. Upon the adoption of SFAS 123(R), we also netted against additional paid-in capital the deferred compensation balance previously recorded in liabilities of $0.8 million. We also netted the deferred compensation balance of $0.1 million previously recorded in equity against additional paid-in capital. All of our outstanding stock options and restricted stock will vest upon consummation of the Acquisition and any remaining unvested stock compensation expense will be recorded.

Derivative Financial Instruments

          We recognize all derivative financial instruments, such as our interest rate swap agreements, at their fair value regardless of the purpose or intent for holding the instrument. Changes in fair value of derivative financial instruments are either recognized periodically in income or in stockholders' equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or cash flow hedge. Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in income along with the portions of the changes in the fair values of the hedged items that relate to the hedged risk. Changes in fair values of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income.

Software Developed for Internal Use

          As a result of the acquisition of BIS, we began to incur material internal costs for the development of internal-use software. We capitalize the costs of computer software developed or obtained for internal use in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). Capitalized computer software costs under SOP 98-1 consist of purchase software licenses, implementation costs, consulting costs and payroll-related costs for certain projects that qualify for capitalization. Costs capitalized under SOP 98-1 are amortized over their estimated useful lives, which range from three to six years.

Recent Accounting Pronouncements

          In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation 48, Accounting for Income Tax Uncertainties ("FIN 48"). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as "more-likely-than-not" to be sustained by the taxing authority. The recently issued literature also provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. FIN 48 is effective for fiscal years beginning after December 31, 2006. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48, and the amounts reported after adoption, will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. Because the guidance was recently issued, we have not yet determined the impact, if any, of adopting the provisions of FIN 48 on our financial position and results of operations.

          In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements ("SAB 108"). SAB 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB 108 is effective for our fiscal year 2006 financial statements. Because the guidance was recently issued, we have not yet finalized our determination of the impact, if any, of adopting the provisions of SAB 108 on our financial position and results of operations.

          In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("FASB 157"), which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. Because the guidance was recently issued, management has not yet determined the impact, if any, of adopting the provisions of FASB 157 on our financial position and results of operations.

Results of Operations

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
	(dollars in thousands)
Revenues:
Software license	$21,391	$33,032	$51,534	$31,317	$30,464
Maintenance	19,736	29,926	43,577	31,903	42,403
Implementation and other professional services	10,686	17,754	26,938	19,077	31,683
Outsourcing	8,771	21,635	63,371	45,935	167,497
Hardware and other	3,268	4,836	8,331	5,770	9,092

Total revenues	$63,852	$107,183	$193,751	$134,002	$281,139
Revenues (% of total):
Software license	33.5%	30.8%	26.6%	23.4%	10.8%
Maintenance	30.9%	27.9%	22.5%	23.8%	15.1%
Implementation and other professional services	16.7%	16.6%	13.9%	14.2%	11.3%
Outsourcing	13.7%	20.2%	32.7%	34.3%	59.6%
Hardware and other	5.1%	4.5%	4.3%	4.3%	3.2%
Total cost of revenue	$28,881	$44,624	$83,373	$59,284	$148,515
% of total revenues	45.2%	41.6%	43.0%	44.2%	52.8%
Total operating expenses	$33,471	$46,396	$80,419	$57,167	$96,311
% of total revenues	52.4%	43.3%	41.5%	42.7%	34.3%
Income from operations	$1,500	$16,163	$29,959	$17,551	$40,565
Net income	$1,309	$25,124	$18,550	$10,642	$12,476

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

Revenues

          Revenues increased 109.8% from $134.0 million for the nine months ended September 30, 2005 to $281.1 million for the nine months ended September 30, 2006.

          Software License.    Software license revenues decreased 2.7% from $31.3 million for the nine months ended September 30, 2005 to $30.5 million for the nine months ended September 30, 2006. This decrease was primarily a result of no longer recognizing license revenues related to our reseller arrangement with BISYS after that arrangement was settled concurrent with our acquisition of BIS in March 2006. This decrease was partially offset by an increase in the licensing of our core and complementary products and an increase of $3.4 million due to sales of products that we acquired in the recent acquisitions of BIS and COWWW Software, Inc. The license fees from BIS accounted for approximately $3.6 million and $9.1 million of our license revenue for the nine months ended September 30, 2006 and 2005, respectively. Software license revenues vary depending on the timing, size and nature of our license transactions.

          Maintenance.    Maintenance revenues increased 32.9% from $31.9 million for the nine months ended September 30, 2005 to $42.4 million for the nine months ended September 30, 2006. The increase was due to our recent acquisitions, which contributed $6.1 million, and an increase in our core processing software maintenance revenues, which contributed $4.5 million. Additionally, we will not be recognizing maintenance revenues related to our reseller agreement with BISYS in the future, as this arrangement was settled upon our acquisition of BIS. The maintenance fees under the BISYS reseller agreement accounted for approximately $0.9 million and $3.8 million for the nine months ended September 30, 2006 and 2005, respectively. Future maintenance revenue growth is dependent on new license sales, retention of existing clients and additional product sales to existing clients.

          Implementation and Other Professional Services.    Implementation and other professional services revenues increased 66.1% from $19.1 million for the nine months ended September 30, 2005 to $31.7 million for the nine months ended September 30, 2006. The increase in implementation and other professional services is directly related to the increase in recent sales of licenses to new clients over the past few quarters and sales of additional products to existing clients. The increase in professional services revenues was also due to our recent acquisitions, which contributed $4.7 million and an increase in our core service revenues which contributed $7.9 million. Our overall software license revenue levels and market demand for implementation and other professional services will continue to affect our implementation and other professional services revenues.

          Outsourcing.    Outsourcing revenues increased 264.6% from $45.9 million for the nine months ended September 30, 2005 to $167.5 million for the nine months ended September 30, 2006. The increase in outsourcing revenues was primarily due to the recent acquisitions of BIS and COWWW Software, Inc., which contributed $111.5 million in the aggregate, combined with the addition of new clients in our pre-existing data centers. Future outsourcing revenue growth is dependent on our ability to retain existing clients, add new clients and increase average outsourcing fees. We expect that revenue from outsourcing will continue to increase as a percentage of total revenue.

Cost of Revenues

          Cost of revenues includes third party license fees and the direct expenses associated with providing our services such as systems operations, customer support, installations, professional services and other related expenses. Cost of revenues increased 150.5% from $59.3 million for the nine months ended September 30, 2005 to $148.5 million for the nine months ended September 30, 2006. Gross margin decreased from 55.8% for the nine months ended September 30, 2005 to 47.2% for the nine months ended September 30, 2006. The decrease in gross margin is primarily attributable to our acquisition of BIS, which generates gross margins lower than our historical gross margins, as the acquired business primarily consists of outsourcing services. Additionally, as a result of the BIS acquisition, the mix of revenue generated from third party license sales in an outsourcing environment has increased, which has also resulted in a decrease in our gross margins.

          Cost of Software License Revenues.    Cost of license revenues increased 17.9% from $4.9 million for the nine months ended September 30, 2005 to $5.8 million for the nine months ended September 30, 2006. The increase in cost of software license revenues was primarily due to increased third-party software licenses sold in connection with our core and complementary products as well as increases in amortization of purchased technology related to our recent acquisitions.

          Cost of Service, Maintenance and Hardware Revenues.    Cost of service, maintenance and hardware revenues increased 162.5% from $54.4 million for the nine months ended September 30, 2005 to $142.7 million for the nine months ended September 30, 2006. The increase in cost of service, maintenance and hardware revenues was due primarily to a $72.1 million increase in costs associated with the growth of our outsourcing and payment processing business, $66.1 million of which is from the recently acquired businesses. There was also a $10.7 million increase in costs associated with implementation and other professional services, $4.7 million of which is from acquired businesses and the remainder of which is primarily related to an increased investment in our professional services organization to support the services related to the recent increase in license sales. Maintenance costs increased $2.4 million, which primarily related to the acquired business.

Operating Expenses

          Sales and Marketing.    Sales and marketing expenses increased 52.1% from $16.7 million for the nine months ended September 30, 2005 to $25.3 million for the nine months ended September 30, 2006. This increase was due primarily to increases in commissions from higher revenues of approximately $1.2 million, stock compensation costs of $1.2 million related to the adoption of SFAS 123(R) and $5.9 million of sales and marketing costs as a result of our recent acquisitions. Sales and marketing expenses represented 12.4% of revenues for the nine months ended September 30, 2005 as opposed to 9.0% of revenues for the nine months ended September 30, 2006. Sales and marketing expenses as a percentage of revenues decreased primarily because of the increase in recurring service revenues, which require lower selling costs than new sales.

          Product Development.    Product development expenses increased 35.3% from $14.1 million for the nine months ended September 30, 2005 to $19.1 million for the nine months ended September 30, 2006. This increase was due primarily to a $3.7 million increase in product development expenses from the acquired businesses. Product development expenses represented 10.6% of revenues for the nine months ended September 30, 2005 as opposed to 6.8% of revenues for the nine months ended September 30, 2006. Product development expenses as a percentage of revenues decreased primarily because product development expenses did not increase proportionally to our revenue growth as the increase in recurring revenues require lower development costs.

          General and Administrative.    General and administrative expenses consist of salaries for executive, administrative, and financial personnel, consulting expenses and facilities costs such as office leases, insurance and depreciation. General and administrative expenses increased 95.7% from $26.4 million for the nine months ended September 30, 2005 to $51.6 million for the nine months ended September 30, 2006. The increase was due primarily to $12.7 million of expenses from the acquired businesses, an increase in stock compensation costs of $2.9 million, an increase in legal, audit and audit related services of approximately $1.3 million, an increase in consulting expenses of approximately $1.6 million and investments in our infrastructure, including increases in depreciation, rent and other administrative expenses of $4.2 million primarily from the development of new internal software systems and leasehold improvements at our facilities as well as other increases due to being a larger organization. General and administrative expenses represented 19.7% of revenues for the nine months ended September 30, 2005 as opposed to 18.3% of revenues for the nine months ended September 30, 2006.

          Transaction Costs.    Transaction costs include professional service and consulting costs incurred by us in connection with the proposed acquisition by Carlyle and Providence Equity. Transaction costs for the nine months ended September 30, 2006 were $0.3 million as compared to $0.0 for the nine months ended September 30, 2005.

          Gain on Effective Settlement of Contract.    In connection with the acquisition of BIS, our pre-existing reseller agreement with BISYS was terminated. In connection with that termination, we recorded an imputed gain on the effective settlement of this contract of $4.3 million, which represents the stated settlement provision to BIS at the acquisition date.

          Interest and Other Income.    Interest and other income decreased from $3.3 million for the nine months ended September 30, 2005 to $2.5 million for the nine months ended September 30, 2006. The decrease was primarily due to lower cash balances available for investment in 2006.

          Interest Expense.    Interest expense increased from $3.3 million for the nine months ended September 30, 2005 to $21.6 million for the nine months ended September 30, 2006. The increase in interest expense was due to interest from our March 2006 bank financing in connection with the acquisition of BIS, combined with a full nine months of interest from our convertible notes, which were issued in February 2005.

          Income Tax Provision.    Income tax provision increased 30.1% from $6.9 million for the nine months ended September 30, 2005 to $9.0 million for the nine months ended September 30, 2006. Our effective tax rate increased from 39.5% to 42.0% for the nine months ended September 30, 2005 and 2006, respectively, primarily as a result of the adoption of SFAS 123(R) and the tax effect of stock-based compensation expense recorded for incentive stock options, partially offset by certain changes in Canadian tax laws which reduced our statutory tax rate. We expect to record a higher tax rate than has been recorded historically as incentive stock options continue to vest. Additional factors that may impact our effective tax rate would include changes in the magnitude and location of taxable income among taxing jurisdictions, including the blended state tax rate based on the mix of states we do business in, any non-deductible expenses and any tax credits we may receive.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

          Revenues increased 80.8% from $107.2 million for the year ended December 31, 2004 to $193.8 million for the year ended December 31, 2005. This increase was partly attributable to a $18.5 million increase in license revenue from our core and complementary products primarily attributable to sales to new clients, including those clients of our acquired entities, sales of additional products to existing clients and an increase in license fees from BISYS (pre-acquisition of BIS). Of the $18.5 million increase in licensing revenues, $4.3 million related to revenue from those acquisitions completed subsequent to January 1, 2005, which were the U.S. based services to credit unions business of CGI-AMS Inc., S.O.S. Computer Systems, Inc., Financial Data Solutions, Inc. and COWWW Software, Inc. plus the partial period effect from the acquisitions completed during 2004 which were Maxxar Corporation, Eastpoint Technologies, LLC, re: Member Data Services, Inc., Omega Systems of North America LLC and Datawest Solutions Inc. The remaining $14.2 million related to the increased number of license transactions for our core and complementary products, including $6.1 million related to the licensing of The Complete Credit Union Solution to Canadian clients. The increase in revenues was also attributable to an increase of $9.2 million in our implementation and other professional services, $5.9 million of which was from acquired businesses. We also realized an increase of $13.7 million in our maintenance revenue, $10.5 million of which was from acquired businesses, and an increase of $41.7 million in our outsourcing revenues, $39.9 million of which was from acquired businesses. The increases in implementation, professional services and maintenance revenues not related to acquisitions are directly related to the increase in sales of licenses to new clients and sales of additional products to existing clients. Additionally, hardware and other revenues increased by $3.5 million, which was primarily as a result of the acquired businesses.

Cost of Revenues

          Cost of revenues increased 86.8% from $44.6 million for the year ended December 31, 2004 to $83.4 million for the year ended December 31, 2005. The increase in cost of revenues was due primarily to a $23.5 million increase in costs associated with the growth of our outsourcing and payment processing business, $22.3 million of which is from the acquired businesses. There was also a $7.8 million increase in costs associated with implementation and other professional services, $4.3 million of which is from acquired businesses and the remainder of which is primarily related to increased personnel costs as a result of increased implementation activities. Maintenance costs increased $4.6 million, of which $3.6 million is from the acquired businesses and costs associated with hardware and other revenues increased by $2.5 million, which was primarily from the acquired businesses. Cost of revenues represented 41.6% of revenues for the year ended December 31, 2004 as opposed to 43.0% of revenues for the year ended December 31, 2005. Cost of revenues increased on an absolute basis primarily as a result of the acquisitions completed during the year ended December 31, 2005, but also from increased third party license costs and costs of professional services associated with our revenue growth. Cost of revenues as a percentage of revenues increased 1.4% from 2004 as a result of the increase in service, maintenance, outsourcing and hardware and other revenues of $68.1 million, which carry lower margins, partially offset by an increase in license revenue of $18.5 million, which carry higher margins.

Operating Expenses

          Sales and Marketing.    Sales and marketing expenses increased 71.4% from $14.3 million for the year ended December 31, 2004 to $24.5 million for the year ended December 31, 2005. This increase was due primarily to $3.4 million in sales and marketing expenses from the acquired businesses, higher sales commissions and commission related bonuses of approximately $2.4 million due to the increase in license revenues and increases in salaries, user group expenses and other marketing costs of approximately $1.6 million. Sales and marketing expenses represented 12.6% of revenues for the year ended December 31, 2005 as opposed to 13.3% of revenues for the year ended December 31, 2004. Sales and marketing expenses as a percentage of revenues decreased primarily because sales and marketing expenses did not increase proportionally to our revenue growth. For certain acquisitions, we acquired a wide client base, but did not continue to market the acquired company's products, as our strategy has been to market our solutions to the clients of these acquired companies, resulting in lower marketing expenses compared to revenues.

          Product Development.    Product development expenses increased 78.2% from $11.0 million for the year ended December 31, 2004 to $19.6 million for the year ended December 31, 2005. This increase was due primarily to a $4.8 million increase in product development expenses from the acquired businesses and $1.3 million related to the internationalization and localization of our products. Product development expenses represented 10.3% of revenues for the year ended December 31, 2004 as opposed to 10.1% of revenues for the year ended December 31, 2005. Product development expenses as a percentage of revenues decreased primarily because product development expenses did not increase proportionally to our revenue growth. Product development expenses increased on an absolute basis primarily due to our investment in the internationalization of our products, the localization of our products in Canada and the development of other enhancements to our major product lines.

          General and Administrative.    General and administrative expenses increased 72.1% from $21.1 million for the year ended December 31, 2004 to $36.4 million for the year ended December 31, 2005. The increase was due primarily to $10.0 million of expense from the acquired businesses, an increase in employee compensation and recruiting costs of approximately $2.6 million, an increase in rent expense of approximately $0.3 million, an increase in audit and audit related services of approximately $0.5 million, an increase in consulting expenses of approximately $0.4 million and investments in our infrastructure, including increases in depreciation expense from the development of new internal software systems. General and administrative expenses represented 19.7% of revenues for the year ended December 31, 2004 as opposed to 18.8% of revenues for the year ended December 31, 2005.

          Interest Income and Other.    Interest income and other, increased from $1.6 million for the year ended December 31, 2004 to $4.8 million for the year ended December 31, 2005. The increase was primarily due to interest income from the investment of the proceeds from our convertible notes payable offering during the first quarter of 2005.

          Interest Expense.    Interest expense increased from $0.1 million for the year ended December 31, 2004 to $4.5 million for the year ended December 31, 2005. The increase was primarily due to interest expense related to our convertible notes payable offering during the first quarter of 2005.

          Income Tax (Benefit) Provision.    Income tax provision increased from a benefit of $7.4 million for the year ended December 31, 2004 to a provision of $11.7 million for the year ended December 31, 2005. We reversed the valuation allowance on our deferred tax assets as of December 31, 2004, which resulted in an effective tax benefit rate of 42.1%. In the first quarter of 2005, we began recording a tax provision against our income at our estimated annual effective tax rate, which was approximately 39% in 2005. Prior to December 31, 2004, we recorded a tax provision primarily related to state and alternative minimum taxes only.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenues

          Revenues increased 67.9% from $63.9 million for the year ended December 31, 2003 to $107.2 million for the year ended December 31, 2004. This increase was attributable to a $11.6 million increase in licensing revenue from our core and complementary products attributable to sales to new clients, including those clients of our acquired entities, sales of additional products to existing clients and an increase in license fees from BISYS (pre-acquisition of BIS). Of the $11.6 million increase in licensing revenues, $3.1 million related to revenue from those acquisitions completed subsequent to January 1, 2004, which were Maxxar Corporation, Eastpoint Technologies, LLC, re: Member Data Services, Inc., Omega Systems of North America LLC and Datawest Solutions Inc. plus the partial period effect from the acquisition completed during 2003 which was Liberty FiTech Systems, Inc. The increase in revenues was also attributable to an increase of $7.1 million in our implementation and other professional services, $2.6 million of which was from acquired businesses. We also realized an increase of $10.2 million in our maintenance revenue, $6.5 million of which was from acquired businesses, and an increase of $12.9 million in our outsourcing revenues, $12.2 million of which was from acquired businesses. The increases in implementation, professional services and maintenance revenues were also directly related to the increase in sales of licenses to new clients and sales of additional products to existing clients. Additionally, revenues associated with hardware and other revenues increased by $1.6 million. The acquired businesses provided $1.8 million of hardware and other revenues.

Cost of Revenues

          Cost of revenues increased 54.5% from $28.9 million for the year ended December 31, 2003 to $44.6 million for the year ended December 31, 2004. The increase was due primarily to a $4.1 million increase in costs associated with implementation and other professional services, $1.8 million of which is from the acquired businesses, a $3.1 million increase in costs associated with maintenance, $2.6 million of which was from the acquired businesses, and a $6.2 million increase in costs associated with the growth of our outsourcing business, $5.4 million of which is from the acquired businesses. Cost of revenues represented 45.2% of revenues for the year ended December 31, 2003 as opposed to 41.6% of revenues for the year ended December 31, 2004. Cost of revenues increased on an absolute basis primarily as a result of the acquisitions completed during the year ended December 31, 2004, but also from increased third party license costs and costs of professional services associated with our revenue growth. Cost of revenues as a percentage of revenues decreased primarily because certain of our costs are fixed and our revenues (particularly maintenance, support and data center revenue) grew at a faster rate than our costs.

Operating Expenses

          Sales and Marketing.    Sales and marketing expenses increased 33.0% from $10.7 million for the year ended December 31, 2003 to $14.3 million for the year ended December 31, 2004. This increase was due primarily to $1.5 million in sales and marketing expenses from the acquired businesses and higher sales commissions due to the increase in license revenues. Sales and marketing expenses represented 13.3% of revenues for the year ended December 31, 2004 as opposed to 16.8% of revenues for the year ended December 31, 2003. Sales and marketing expenses as a percentage of revenues decreased because sales and marketing expenses did not increase proportionally to our revenue growth.

          Product Development.    Product development expenses increased 60.5% from $6.9 million for the year ended December 31, 2003 to $11.0 million for the year ended December 31, 2004. This increase was due primarily to a $3.4 million increase in product development expenses from the acquired businesses. Product development expenses represented 10.7% of revenues for the year ended December 31, 2003 as opposed to 10.3% of revenues for the year ended December 31, 2004. Product development expenses as a percentage of revenues decreased primarily because our major product lines are largely developed and therefore did not require incremental investment.

          General and Administrative.    General and administrative expenses increased 32.9% from $15.9 million for the year ended December 31, 2003 to $21.1 million for the year ended December 31, 2004. The increase was due primarily to $5.3 million of expense from the acquired businesses, professional fees and other costs related to the requirements of being a public company, including the costs of compliance with Section 404 of Sarbanes-Oxley and capital based taxes of approximately $0.3 million, partially offset by a $3.4 million charge in 2003 related to the shares of restricted stock issued to certain employees as a result of our initial public offering. General and administrative expenses represented 24.9% of revenues for the year ended December 31, 2003 as opposed to 19.7% of revenues for the year ended December 31, 2004.

          Interest Income and Other.    Interest income and other increased from $0.2 million for the year ended December 31, 2003 to $1.6 million for the year ended December 31, 2004. The increase was primarily due to interest income from the investment of the proceeds from our initial public offering in the fourth quarter of 2003 and our follow-on public offering in the second quarter of 2004, as well as a foreign exchange gain of approximately $0.5 million realized in the fourth quarter of 2004, partially offset by a loss on disposed equipment.

          Interest Expense.    Interest expense decreased to $0.1 million for the year ended December 31, 2004 from $0.2 million for the year ended December 31, 2003.

          Income Tax (Benefit) Provision.    Income tax benefit increased from a provision of $0.2 million for the year ended December 31, 2003 to a U.S. tax benefit of $7.4 million for the year ended December 31, 2004. The increase was primarily the result of reversing our valuation allowance against our deferred tax assets in the fourth quarter of 2004. As a result, we have recorded an income tax benefit of $8.6 million in the fourth quarter directly related to the reversal of the valuation allowance. The remainder of the valuation allowance reversal was primarily recorded as an increase to equity of $7.8 million.

Liquidity and Capital Resources

Historical

          Historically, our liquidity needs have been to finance the costs of operations, to acquire complementary businesses or assets, to invest in marketable securities and to make repurchases of our common stock. We have historically relied on our cash flow from operations and various debt and equity financings for liquidity. In March 2006, we entered into $350.0 million of bank financing, the proceeds of which were used to finance a portion of the purchase price of the BIS acquisition. This bank financing was in the form of two agreements: (i) a $320.0 million first lien senior secured credit facility (consisting of a $290.0 million term loan and a $30.0 revolving credit facility) and (ii) a $60.0 million second lien senior secured term loan agreement. The remainder of the BIS purchase price was provided by approximately $120.0 million of available cash. As of September 30, 2006, we had $60.0 million and $274.0 million of indebtedness outstanding under the first lien facility and second lien term loan, respectively. Additionally, in February 2005, we sold senior subordinated convertible notes due 2035 with an aggregate principal amount at maturity of $270.0 million. The issue price of the convertible notes was $533.56 per $1,000 principal amount at maturity of the notes, which resulted in aggregate proceeds to us of approximately $144.1 million. We anticipate that both our current senior credit facilities and our convertible notes will be retired in connection with the consummation of the Transactions, which will result in the write off of unamortized deferred financing costs, which were $11.1 million as of September 30, 2006.

          Our operating cash flow has historically been affected by the overall profitability of the sales of our products and services, our ability to invoice and collect from clients in a timely manner, our ability to efficiently implement our acquisition strategy and manage costs. Our cash, cash equivalents and marketable securities balances and cash flow from operations have historically been sufficient to meet our working capital, capital expenditure and debt servicing requirements.

          The following table sets forth the elements of our cash flow statement for the following periods:

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
Net cash provided by operating activities	$10,069	$19,767	$43,980	$21,431	$48,921
Net cash used in investing activities	(87,682)	(22,201)	(48,953)	(90,687)	(508,302)
Net cash provided by financing activities	81,052	37,023	129,782	129,781	325,600

          Cash from Operating Activities.    Cash provided by operations in the nine months ended September 30, 2006 increased $27.5 million compared to the nine months ended September 30, 2005. The increase was primarily attributable to an increase in net income of $1.8 million, an increase in depreciation and amortization of $19.7 million due to the impact of recent acquisitions, an increase in stock compensation expense of $5.9 million from the adoption of SFAS 123(R), an increase in the deferred tax provision of $2.5 million, an increase in working capital of $0.7 million and a non-cash gain on settlement of a contract of $4.3 million.

          Cash provided by operations for the year ended December 31, 2005 was attributable to net income of $18.6 million, depreciation and amortization expense of $11.4 million and a deferred tax provision of $11.2 million. Working capital increased by $1.0 million resulting primarily from increases in accounts receivable of $12.9 million and prepaids and other current assets of $6.8 million, partially offset by increases in accounts payable and accrued liabilities of $10.6 million and deferred revenue of $10.7 million. Cash provided by operations for the year ended December 31, 2004 was attributable to net income of $25.1 million, depreciation and amortization expense of $6.4 million, partially offset by a deferred tax benefit of $8.1 million resulting primarily from the reversal of the valuation allowance, and an increase in working capital of $4.3 million, primarily due to an increase in accounts receivable. Cash provided by operations in the year ended December 31, 2003 was attributable to net income of $1.3 million, depreciation and amortization and other non-cash items, including restricted stock expense of $7.5 million, and an increase in working capital of $1.0 million.

          Cash from Investing Activities.    Cash from investing activities consists primarily of purchases of fixed assets, capitalization of software development costs, investments in marketable securities and business acquisitions. Total capital expenditures for the nine months ended September 30, 2006 and 2005 were $17.8 million and $6.7 million, respectively, and were primarily related to the purchase of computer equipment, computer software, software development services, furniture and fixtures and leasehold improvements. We currently have no significant capital spending or purchase commitments, but expect to continue to engage in capital spending in the ordinary course of business.

          In the nine months ended September 30, 2006, we purchased $12.1 million in marketable securities. In the nine months ended September 30, 2005, we purchased $142.1 million in marketable securities and $108.0 million of marketable securities matured or were sold.

          Additionally, net cash used in investing activities for the nine months ended September 30, 2006 included $478.4 million, primarily related to the acquisition of BIS, net of cash received. Net cash used in investing activities for the nine months ended September 30, 2005 included $49.9 million used for the acquisitions of the U.S.-based credit union services business of CGI-AMS Inc., S.O.S. Computer Systems, Inc., Financial Data Solutions, Inc., and COWWW Software, Inc., net of cash received.

          Total capital expenditures for the years ended December 31, 2005, 2004 and 2003 were $10.7 million, $5.6 million, and $1.5 million, respectively, and were primarily related to the purchase of computer equipment, computer software, software development services, furniture and fixtures and leasehold improvements. In addition, during 2005, we spent $1.4 million to purchase developed software for resale for our ATM, credit card, debit card, shared branch and on-line banking transactions. The increase in capital expenditures in 2005 relates to the implementation of a new enterprise software system and leasehold improvements at our new corporate facility.

          Net cash used in investing activities for the year ended December 31, 2005 included $49.6 million used for the acquisition of the U.S. services business of CGI-AMS Inc., S.O.S. Computer Systems, Inc., Financial Data Solutions, Inc. and COWWW Software, Inc. Net cash used in investing activities for the year ended December 31, 2004 included $82.0 million used for acquisition of Maxxar Corporation, Eastpoint Technologies, LLC, re: Member Data Services, Inc., Omega Systems of North America LLC and Datawest Solutions Inc. Net cash used in investing activities for the year ended December 31, 2003 included $8.0 million used for the acquisition of Liberty FiTech Systems, Inc.

          At December 31, 2005, we had no marketable securities on-hand. During the year ended December 31, 2005, we purchased $160.7 million of marketable securities and $173.4 million of marketable securities were sold or matured. At December 31, 2004, we held $12.7 million in marketable securities. During the year ended December 31, 2004, we purchased $62.0 million of marketable securities and sold $127.4 million of marketable securities.

          Cash from Financing Activities.    During the nine months ended September 30, 2006 and 2005, we received $6.5 million and $2.8 million, respectively, of proceeds from the exercise of stock options and the issuance of common stock for our employee stock purchase program.

          During the year ended December 31, 2005, we received proceeds of approximately $144.1 million from the sale of our senior subordinated convertible notes and received approximately $3.0 million from the exercise of stock options and $1.3 million from the issuance of common stock in connection with our employee stock purchase program. Additionally, during the year ended December 31, 2005, we repaid $2.9 million of long-term debt from customers and $0.7 million in capital lease obligations.

          During the year ended December 31, 2004, we completed a follow-on offering of 4,436,442 shares of our common stock at a price of $21.50 per share. Of the 4,436,442 shares offered, 1,000,000 shares were offered by Open Solutions and 3,436,442 shares were offered by certain of our existing stockholders. On June 8, 2004, the underwriters exercised their option to purchase 665,466 additional shares of our common stock at a price of $21.50 per share. The aggregate net proceeds from the offering were $33.4 million. We also received approximately $3.9 million of proceeds from the exercise of stock options and $0.8 million from the issuance of common stock in connection with our employee stock purchase program, and repaid $459,000 of long-term debt from customers and $0.7 million in capital lease obligations.

          During the year ended December 31, 2003, we completed our initial public offering raising proceeds, net of expenses, of $86.4 million.

          We estimate that we made net capital expenditures of approximately $25.5 million during 2006, of which $17.8 million had been spent during the nine months ended September 30, 2006. These capital expenditures have been for purchases of fixed assets and capitalization of software development costs. We estimate that we made net expenditures in furtherance of our research and development efforts of approximately $26.7 million during 2006, of which $19.1 million had been incurred during the nine months ended September 30, 2006.

BUSINESS

Company Overview

          We are a leading provider of software and software-enabled outsourcing solutions to banks, thrifts and credit unions. We develop, market, license and support an enterprise-wide suite of software and services that performs a financial institution's core data processing functions, which include maintaining customer records, transaction processing, information gathering and reporting as well as operational and back-office support. We also provide software products and services that complement our core processing software, such as Internet banking, check imaging and payment processing. Our technology solutions are based on an open and flexible architecture, which, together with our proprietary, best-in-class, customer-centric data model, enables clients to analyze and distribute real-time data compiled from disparate sources to the point of customer contact on a timely, relevant and filtered basis. Our software products and services can be deployed and maintained in-house or hosted on a "software-as-a-service" outsourced basis at one of our data centers. Our business model is characterized by high levels of contractually recurring revenue, strong organic growth, substantial operating leverage and significant cash flow generation. For the twelve months ended September 30, 2006, our pro forma adjusted revenue was $448.0 million and pro forma Adjusted EBITDA $131.9 million.

          The majority of our revenue is generated through contractually recurring revenue arrangements that typically have contract durations of five or more years, which leads to a high degree of visibility and stability in our revenue and cash flow. For the twelve months ended September 30, 2006, approximately 76% of our pro forma adjusted revenue was contractually recurring. As of September 30, 2006 our contracted backlog, which consists of software-enabled outsourcing, maintenance, license agreements and other services revenue, was $790.7 million. Given the value-added nature of our products and services and the high costs and operational challenges associated with switching core processing systems, our contract renewal rate for our proprietary core processing software product has exceeded 98% since 2002. Approximately 4,500 financial institutions currently use one or more of our products, with no financial institution accounting for more than 3.0% of total pro forma adjusted revenue for the twelve months ended September 30, 2006. We have a history of successfully growing our business—from 2003 to 2005, our organic revenue grew at an average annual growth rate of 20%, which we believe outpaced our principal competitors and demonstrates the relative value of our solution.

          We sell and market a single core processing software platform to both our bank and credit union clients worldwide. This single platform approach, which differs from our principal competitors who each sell and market multiple legacy core systems, enables us to leverage our R&D and direct cost base, thereby expanding our margins as we add new clients. We believe that the high growth characteristics and the embedded operating leverage of our business model allow us to generate significant cash flow.

Industry Overview

          Global IT spending by the financial services industry is greater than IT spending by any other industry. According to IDC, external IT spending by financial institutions in the United States was approximately $31 billion in 2005, and is expected to grow to $40 billion by 2010, representing a 5% compound annual growth rate. Of this addressable market comprised of hardware, software, and services, software is expected to grow the fastest at an 8% compound annual growth rate from 2005 to 2010. Key revenue drivers for core processing software such as total asset bases of banks and credit unions have grown at compound annual growth rates of 8.4% and 7.9%, respectively from 2001 to 2005. According to Thomson Financial, there are approximately 17,620 banks, thrifts and credit unions in the United States alone, over 99% of which are in our primary target market with asset bases of under $20 billion. Among these institutions, we believe core platform replacement remains relatively stable at 4 to 5% per year, implying a product life of approximately 20 years.

          Core processing systems make up a large portion of a financial institution's IT budget and are viewed as the most critical IT purchase given their essential role within every financial institution's operations. The performance and stability of a core processing platform is essential to a financial institution's business process and regulatory compliance, and as a result purchases of core processing platforms are made with the utmost selectivity. In addition to their mission-critical role within a financial institution's daily operations, core processing software platforms and related complementary products are viewed as important purchases due to their ability to help financial institutions increase profitability and better service their customers.

          We believe the following key trends are driving our clients' IT spending decisions:

Changing Dynamics within the Financial Services Industry

          We believe that financial institutions are facing increasing challenges to grow profitably in a changing competitive environment. These challenges include:

  •
  Entrance of non-traditional competitors.    Recent legislation has allowed non-traditional competitors, such as insurance companies and brokerage houses, to enter the market for traditional banking products, which has increased competition and compressed margins for spread-based products, driving the demand for flexibility in introducing new products;

  •
  Significant channel proliferation.    The widespread introduction of new distribution channels such as ATMs, telephone banking, Internet banking and wireless devices has required financial institutions to expand and enhance their technology to service these channels without a corresponding increase in revenue generated;

  •
  Demand for real-time interaction across multiple channels.    It is becoming a competitive advantage for financial institutions to access and deliver real-time data across new and existing distribution channels in a cost-effective manner.

          To succeed in this business environment, financial institutions need to diversify their revenue streams, maximize their revenue per customer and retain customers through superior service. In order to achieve these objectives, financial institutions must be able to quickly launch new products and services relevant to their specific markets and service their customers with timely information over multiple delivery channels in a cost effective manner. We believe that technology solutions such as ours fulfill these needs and allow financial institutions to distinguish themselves from competitors.

Replacements and Upgrades of Legacy Systems

          Financial institutions have traditionally fulfilled their IT needs through legacy computer systems operated either by the institution itself or through a data center. These legacy systems are inflexible and costly to maintain, operate in proprietary mainframe or minicomputer environments, are generally written in antiquated programming languages and rely on batch processing to create centralized records from multiple databases, thereby limiting the ability of financial institutions to offer their customers real-time information and transaction processing. Legacy systems often require financial institutions to purchase a specific vendor's hardware and the corresponding software operating system, which forces financial institutions to conform business processes and reporting needs to the limitations of the legacy systems. In contrast, technology solutions built on open architectures, such as ours, are flexible with respect to hardware environments, operating systems and technological upgrades and provide more flexibility with regard to business processes. As a result of these benefits, we believe many financial institutions will continue to replace their legacy systems with newer, open architecture based systems.

Intense Regulatory Environment

          The financial services industry is subject to extensive and constantly changing federal and state regulations. As a result, financial institutions must continually respond to evolving regulatory scrutiny in areas such as risk management, compliance and fraud. Additionally, these regulations require financial institutions to periodically evaluate the effectiveness of their IT systems. In our experience, these mandatory periodic evaluations often spur financial institutions to consider alternatives to their existing systems and have led to a steady and predictable stream of opportunities for us to win new clients.

          As outlined above, our clients make IT purchasing decisions based on their need to differentiate themselves versus competition and upgrade or replace their legacy core processing systems in a cost-effective manner in order to keep up with technological advancements and regulatory requirements. Our solution addresses these needs through our flexible core processing software platform and complementary products that enable our clients to cross-sell effectively and deliver new products and services to their customers quickly and efficiently.

Our Strengths

Highly Recurring and Diverse Revenue Base

          Our cash flows and revenues have a high degree of visibility and stability due to the long-term nature of the contracts under which we operate and the recurring nature of our business. Our core software contracts typically have durations of five or more years and are structured with recurring maintenance or outsourcing fees with annual price escalators and early termination penalties. For the twelve months ended September 30, 2006, approximately 76% of our pro forma adjusted revenue was contractually recurring. As of September 30, 2006, our backlog, which consists of outsourcing, software maintenance and certain license and other services revenue, was $790.7 million. We have developed a large installed client base of over 4,500 financial institutions, with no financial institution accounting for more than 3.0% of our pro forma adjusted revenue during the twelve months ended September 30, 2006.

Leading Technology

          Our core processing software product is a fully integrated, open, flexible, solution that uses a proprietary data model that facilitates timely, relevant and filtered access to customer data across multiple delivery channels. Key attributes of our technology include:

  •
  Customer-centric data model.    Offers a full view of a financial institution's relationship with its customer as opposed to legacy systems, which are account-centric and therefore offer only a limited view of a customer's data;

  •
  Real time.    Updates customer data in real-time, which enables our clients to provide better customer service and engage in more effective cross-selling by having a complete customer profile available to tellers and officers instantaneously;

  •
  Flexible.    Enables clients to deliver new products and services to market more rapidly and without reconfiguring their information technology infrastructure;

  •
  Fully integrated at the core level.    Supports all data processing functions and replaces the need for the disparate software applications and multiple databases that are required to operate legacy systems; and

  •
  Open architecture.    Allows our solution to be run on any operating system and on any hardware platform.

          These attributes give financial institutions a cost-effective path to selling and serving their customers better and more profitably. Further, as our clients grow, our core processing software solution is designed to scale with them.

High Barriers to Entry

          Our industry is characterized by significant barriers to entry that prevent new participants from entering our market. A core processing software system is mission-critical to a financial institution, and as a result, clients typically will not select a provider unless the provider has a proven track record of success and reliability demonstrated through a robust network of reference accounts. Due to the ever-changing regulatory nature of our addressable market, a core processing software provider must have an in-depth understanding of the regulatory environment in which financial institutions operate. A core processing software platform interacts with all aspects of a financial institution's business operations and must offer a very broad range of functionality. These characteristics make building a core processing platform very difficult, time consuming and expensive and, when combined with the need for relevant client references and updated regulatory knowledge and compliance, make entering our industry very challenging.

          Further, we enjoy unique barriers to entry that prevent both new entrants and our principal competitors from replicating the differentiated functionality offered by our leading technology solution. Our competitors continually invest significant capital to maintain their legacy systems and solutions built on mainframe technology, whereas we have spent years of R&D and significant capital to develop our open, customer-centric technology solution. As a result, we believe it would be very difficult and require a significant financial investment for new entrants and our existing competitors to replicate our leading technology solution.

Deep Client Relationships

          The value-added nature of our products and services, coupled with the high switching costs and operating risks associated with removing and re-implementing embedded products and services, has enabled us to maintain a renewal rate of over 98% since 2002 on our proprietary core software product. A software system conversion, including the migration of thousands of sensitive customer records and the retraining of users, is a time consuming, regulatory sensitive and expensive process. Any such conversion has inherent risk of business interruption or the potential loss of or inability to use mission-critical customer data. Additionally, the vast majority of our contracts are structured with significant early termination penalties, making it financially unattractive for financial institutions to change software providers.

Well Positioned to Capitalize on Favorable Industry Trends

          Financial institutions spend heavily on technology. According to IDC, in the U.S. alone, financial institutions spent an estimated $31 billion on IT in 2005 and are expected to spend approximately $40 billion in 2010, representing a 5% compound annual growth rate with software as the fastest growing spending category, expected to grow at a compound annual growth rate of 8% from 2005 to 2010. Core processing software systems comprise the largest portion of this external spend. We believe the financial services industry is at the forefront of a fundamental shift away from legacy technology and is moving toward newer, open architected technology like our software products. As a result of our technological leadership and the value proposition we offer our clients, we believe we are well positioned to take advantage of these trends.

Significant Operating Leverage with Attractive Cash Flow Characteristics

          We sell and market a single core processing software platform to our bank and credit union clients worldwide. We believe this approach, which differs from our competitors who each sell and market multiple core systems, enables us to leverage our R&D and direct cost base, resulting in substantial operating leverage. Further, we have the opportunity to expand our margins by cross-selling our complementary products and services to our core processing software clients without incurring the acquisition costs associated with a new client. Our business model is scalable in that our software architecture and current outsourcing facilities are designed to handle a significantly larger volume of clients and transactions than current levels. As we continue to grow our revenue and client base, we expect to benefit from the underlying operating leverage and scalability of our business model. In addition, due to our relatively modest capital expenditure requirements and favorable tax attributes resulting from our acquisition of BIS, including over $450.0 million of amortizable assets that provide over $30 million of annual tax deductions, we expect to continue to produce strong free cash flow.

Strong Management Team with Significant Investment from Experienced Sponsors

          We believe our executive management team has a proven history of achieving industry leading revenue growth and margins. On average, our senior management team has more than 21 years of experience in the software and financial services industries. Under the leadership of Louis Hernandez and our management team, we have grown our business organically and through acquisitions, increasing revenues from $14.1 million (on a historical basis) in 1999 to $448.0 million (on a pro forma as adjusted basis) during the twelve months ended September 30, 2006. Management has integrated 16 acquisitions, while at the same time consistently delivering robust organic growth. Together, the Sponsors and management have agreed to invest approximately $578.3 million of equity in the Transactions accounting for approximately 40% of our pro forma capitalization. This equity contribution is supported by the Sponsors' significant technology industry experience including recent investments in Freescale Semiconductors, SS&C Technologies and SunGard Data Systems.

Business Strategy

          Our objective is to be the leading supplier of software and services to our target market. Our strategy for achieving this objective is to:

Drive Strong Organic Growth

          From 2003 to 2005, our organic revenue grew at an average annual growth rate of 20%, which we believe outpaced our competitors. Our strategy is substantiated by year-to-date increases in new contract value of 43% from September 30, 2005 to September 30, 2006. We intend to drive organic growth and continue to increase our market share as follows:

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  Continue to Win New Clients and Grow Recurring Revenue Base.    We expect to increase our recurring revenue base by expanding our outsourcing and maintenance services beyond our current client base of approximately 4,500 financial institutions. Our outsourcing services provide a stream of recurring revenue, which can grow as both the assets and the number of accounts processed for a client increase. We also continue to seek to expand our client base through licensing arrangements, which increases our recurring maintenance revenue stream.

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  Increase Complementary Product Cross-Sales to New and Existing Clients.    We intend to continue to leverage our installed client base by expanding the range of complementary products and services available to current clients. We plan to continue to increase our cross-selling penetration which currently averages less than $0.50 of cross-sell revenue for each $1.00 of new client core processing software revenue.

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  Further Penetrate Adjacent Processing Markets.    We plan to increase our existing presence in processing for sectors such as insurance and healthcare by leveraging our existing technology and current market position. We also plan to continue to offer major trustees, insurance carriers, TPAs and other eligible financial institutions a comprehensive, outsourced processing solution for HSAs.

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  Grow International Presence.    In addition to our established Canadian presence, we are prudently expanding into global markets utilizing a targeted strategy of non-exclusive reseller arrangements with established companies and our geographically focused direct sales force. We intend to use the same single platform version of our core processing software product when expanding internationally as we have done in Canada.

Maintain Technological Leadership

          We believe that the uniqueness of our data model and the open, flexible architecture of our solution provide us with significant competitive advantages. We intend to extend our technological leadership by continuing to add new applications, integrate new technologies and expand the functionality of our solution. We implement most of the new architectural and technological improvements as they relate to our data model and applications by utilizing the latest releases from companies such as Oracle and Microsoft. For instance, we release a minimum of one major update of our core processing software per year, the most recent of which incorporates the latest version of the Microsoft .NET platform to further improve scalability, security and flexibility. We seek to use the latest technological advances to benefit our clients, and our open architecture allows us to implement these advances more quickly and efficiently than our legacy competitors.

Continue to Expand Margins

          Unlike our principal competitors, who each sell and market multiple core processing software systems, we have a single core processing software platform that we sell and market worldwide. As a result of operating leverage derived from adding new core clients and complementary products to our platform, our margins are among the highest in the industry. As we continue to drive cross-sales to new and existing core processing software clients and leverage the scalability of our data centers, we expect to further expand our margins.

Capitalize on Strategic Acquisition Opportunities

          To complement and accelerate organic growth, we expect to continue to acquire, at attractive valuations, businesses and products that will complement our existing products and services, as well as expand our client base. Our experienced senior management and dedicated corporate development team conducts a rigorous evaluation of potential acquisition candidates. We have a proven ability to acquire and integrate complementary businesses and implement cost savings. For example, in our acquisition of BIS, we exceeded our original projected annual cost savings and, during the twelve months ended September 30, 2006, recognized over $11.0 million of cost savings on a pro forma as adjusted basis, while successfully retaining key BIS clients. Since 2000, we have successfully completed and integrated 16 acquisitions of companies with relevant client bases or complementary products. Excluding our acquisition of BIS, these acquisitions have had an average transaction size of $12.5 million.

Our Technology Solution

          Our software is designed to integrate with other products, allow individual customer data to be easily accessible at all times, and deliver strategic benefits to financial institutions at a lower cost. We released our initial product in 1995, at a time when technological advancements such as distributed computing, browser-based applications and standards for integrating disparate applications were becoming commonly adopted in the marketplace. To take advantage of these developments, we created an open product architecture to maximize a client's flexibility with respect to both hardware options and integration with other software applications. In addition, we sought to design a single platform that could service all financial institutions, including banks, thrifts and credit unions. We also understood the difficulties financial institutions face in retrieving timely, accurate information with respect to their customers, and therefore designed our software with a single relational database as its integral component, placing an emphasis on access to customer information rather than account data. By creating a core processing platform that is open and customer-centric, we believe we have minimized the need for financial institutions to purchase costly middleware and additional databases to perform the tasks that our products achieve with only one software application and a single database. Our core processing software operates in Microsoft, UNIX and LINUX environments using an Oracle relational database, supplemented by a suite of complementary software applications, which are fully integrated with our core technology and can also be used with any other vendor's core software.

          Our software provides these benefits through an open architecture that utilizes a relational database, as well as leading graphical user interfaces and report generation tools. Our software operates in an open systems environment, does not require any proprietary hardware components and is currently deployed on a wide range of client and server systems. Our open architecture also permits our software to interface with a broad range of third-party applications and peripherals that are commonly used in banks and credit unions.

          The key attributes of our solution are its:

Customer-Centric Data Model

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  Real-time Customer Information in a Single View.  Our core processing software uses a relational database organized around individual customers, which allows a financial institution to update and view customer information on a real-time basis instead of relying on periodic batch processing. Our clients can provide their customers with real-time information concerning their accounts, as well as create accurate and current management reports. Our software is designed to eliminate potential errors arising from the maintenance of multiple databases and to accommodate high volumes of customer data.

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  Better Relationship Management.  Our relationship management software, which provides a set of business-intelligence tools, is fully integrated with and acts as a natural extension of our core software. This allows our clients to eliminate the multiple databases required when layering traditional business intelligence tools onto a legacy core system. Because our suite exploits the strength of our core platform that is based on a single, relational database designed around individual customers, a financial institution may easily collect and analyze data to generate timely and responsive initiatives (such as promotional offers) and deliver those initiatives immediately to the customer as the customer interacts with the financial institution.

Flexibility

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  Client Delivery of New Products and Services.  Our software and software-enabled outsourcing solutions allows our clients to offer new products and services to their customers without reconfiguring their information technology infrastructure. In contrast, modifications required by legacy systems in order to accommodate new financial products can be costly and time-consuming and may require the purchase and maintenance of additional middleware. In addition, our clients can change the way in which they serve their customers—such as converting from a thrift to a commercial bank—without replacing or making major modifications to our software.

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  Product Delivery Options.  We can provide our core processing software to our clients by licensing it directly for use onsite, or on an outsourced basis through one of our 11 data centers or a reseller's data center. We also provide certain complementary applications at our data centers, including our business intelligence, cash management, ATM, Internet banking, web-based imaging, collections, interactive voice solutions, payment processing and check and item processing tools. Our flexibility in distribution method allows our clients to use our core processing software and other complementary applications in the most cost-effective method to meet their specific operational and competitive requirements.

Full Integration at the Core Level

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  Fully Integrated Information Technology.  Our core processing software supports all of a financial institution's principal data processing requirements using a customer-centric data model designed as an integral component of the system architecture. Our fully integrated software suite allows our clients to replace their highly proprietary, inflexible and costly legacy systems, which generally contain many disparate software applications, multiple databases and cumbersome and expensive middleware, with one integrated software application based on a single database architecture.

Open Architecture

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  Compatibility With Varied Non-Proprietary Hardware.  Because our core platform was designed with an open and flexible architecture, our clients can run our software on desktop and server hardware supplied by a wide array of vendors, including Hewlett-Packard, IBM, Dell Computer, Sun Microsystems and Unisys. In contrast, legacy systems often require the financial institution to purchase vendor-specific hardware, a vendor's core software product and vendor-specific complementary products, each of which must be customized to interface with a decades-old legacy system, imposing significant cost burdens, both in cash outlay and manpower.

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  Software Compatibility.  The flexibility of our core applications permit our clients to incorporate complementary software applications, whether designed by us or by a third party, in a cost-effective manner. Our complementary products, which may be used with either our core software or a third-party system, include profitability, web-based imaging, loan origination, cash management, collections, interactive voice solutions and check and item processing modules that may be purchased as part of a fully integrated software suite or individually. In addition, our open and flexible architecture allows a client to activate a particular software module as its functionality is desired, which provides our clients with the ability to react to their customers' needs efficiently.

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  Scalability.  Although most of our current clients have an asset base under $20 billion, our open and flexible architecture is designed to accommodate the needs of larger financial institutions, and to provide our clients the ability to continue to use our solution as they grow. In the past, we performed a three-week performance test and benchmark of our core software, the results of which demonstrated that our solution can meet the processing requirements of an institution with $40 billion in assets and four million accounts. The scalability of our architecture enables us to manage unexpected increases in clients' processing volumes as well as support the growth of our clients' businesses.

          We implement our flexible solution through application modules, each of which performs a specific core processing function. All of our modules share and are able to access the data in a single relational database, allowing for consistency of data throughout our product suite. Through database normalization, data is organized in tables that are easily accessible through a variety of query tools as well as through the application modules. In contrast to legacy systems, our architecture allows a financial institution to capture an unlimited amount of data regarding each of its customers without requiring additional software or support. As a result, a higher degree of independence between a client's business processes and underlying data is achieved and the solution is more scalable and adaptable to changing business needs. New application modules may be developed or existing modules may be altered as required without having to change the underlying data model.

          Our software utilizes a single, enterprise-wide relational database model, as opposed to a distributed database in which data is spread among two or more components, and typically resides on different computers. The principal benefits of an architecture using a single enterprise-wide relational database is that it virtually eliminates the introduction of redundant data and permits real-time processing so that, for example, transactions are immediately reflected in a bank or credit union customer's account. This contrasts with a batch processing approach in which all accounts are updated at scheduled intervals, typically at the end of the business day. Our software may also be configured to operate in a hybrid memo batch/real time mode for those banks or credit unions that prefer to operate using the workflow model.

Our Acquisitions

          To complement and accelerate our internal growth, we continue to explore acquisitions of businesses and products that will complement our existing products and services as well as expand our client base. Since 2000, we have completed the following acquisitions:

Date	Acquired Business	Products and Services
June 2000	Global Payment Systems LLC	Web-based cash management system
August 2001	Sound Software Development, Inc.	Loan and mortgage origination product
December 2001	Imagic Corporation	Check imaging product
March and October 2002	Certain business operations of HNC Financial Solutions, Inc. and HNC Software, Inc.	General ledger, profitability and other financial products
July 2003	Liberty FiTech Systems, Inc.	Core processing software for credit unions
February 2004	Maxxar Corporation	Interactive voice response, contact center management and voice over IP
June 2004	Eastpoint Technologies, LLC	Core processing software for banks
July 2004	re: Member Data Services, Inc.	Core processing software for credit unions
July 2004	Omega Systems of North America LLC	Remittance processing software
October 2004	Datawest Solutions Inc.	Core processing software for credit unions and software for payment processing in Canada and internationally
March 2005	U.S. Based Services to Credit Unions Business of CGI-AMS Inc.	Core processing software for credit unions
April 2005	S.O.S. Computer Systems, Inc.	Core processing software for credit unions
June 2005	Financial Data Solutions, Inc.	Image and remittance item processing and image statement and rendering services
August 2005	COWWW Software, Inc.	Web-based archival, retrieval and document distribution services
March 2006	Information Services Group of BISYS, Inc.	Core processing software for banks and other financial institutions and document imaging services
November 2006	Raddon Financial Group, Inc.	CRM, research, analysis, strategic counsel and marketing solutions

Products and Services

          We offer core processing software as well as several complementary products that may be purchased with our core solution or separately. The open and flexible architecture of our core solution is designed to provide our clients with the maximum array of options for complementary applications. While all of our products function independently of each other, financial institutions which use our entire software suite benefit from our fully integrated platform and the ability to obtain comprehensive real-time information on all of their customers.

Core Processing Software

          We generate a majority of our revenue from our client base of approximately 1,150 financial institutions that utilize our core processing software. Our proprietary core processing software is interchangeable from a bank to a credit union format and is marketed to banks and thrifts as The Complete Banking Solution and to credit unions under the brand name The Complete Credit Union Solution. The customer-centric data model embedded in our core processing software gives financial institutions and their customers the ability to access transaction data immediately, whether the transactions occur inside the financial institution, on the Internet, at the ATM, at an external debit location or over the telephone. Our core processing software solution offers a comprehensive real-time view of each customer relationship, which enables our clients to provide better customer service and pursue more cross-selling opportunities by having a complete, filtered customer profile available to salespersons, tellers and officers instantaneously. The open architecture of our core processing software allows our solution to scale with clients as they grow, provides greater flexibility with respect to different hardware and software configurations and allows for the easier integration of complementary products. In addition to selling and marketing our proprietary core processing software platform, we support the legacy core processing software systems of our acquired businesses.

          We believe that our core processing software is less expensive to install and maintain than most legacy systems. It can be easily integrated with third party applications or our own complementary products to provide an enterprise-wide solution that can immediately retrieve valuable customer information for specifically targeting customers with cross-selling or up-selling opportunities.

          The features of our core processing software offer a comprehensive real-time view of each customer relationship, which enables our clients to provide better customer service by having a complete customer profile available to tellers and officers instantaneously.

Complementary Products and Services

          We offer a number of proprietary ancillary software products and services, as well as products offered through strategic partnerships, that complement our core processing software. These products expand the functionality of our core processing software and provide our clients with features such as check and document imaging, Internet banking and cash management, financial accounting, profitability analysis, loan origination, electronic funds transfer, check and item processing, and interactive voice solutions. All of these products integrate seamlessly into our core processing software and leverage the unique attributes of our technology platform. These products can also be integrated with any core processing software solution. Approximately 4,000 clients currently use one or more of our complementary products. Moreover, we provide payment processing services to approximately 190 ISOs with over 26,000 terminal devices. Our complementary products provide additional revenue growth and cross-selling opportunities, and when combined with our core processing software, strengthen our client relationships and allow us to enhance margins by maximizing operating leverage. These products provide functionality beyond that in any core solution, and include:

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  cView.  cView is an advanced business-intelligence suite designed around two key functional areas: real-time customer contact and knowledge management. cView permits a financial institution to leverage relational technology, customer account and transaction data and instant messaging to gather, convert and analyze disparate customer information into knowledge that can be applied to support timely and responsive initiatives such as promotional offers and make them available immediately through front-line delivery channels, such as Internet banking, tellers and others. cView is designed to operate on any core processing system, whether designed by us or by a third party. Each component of the cView suite is integrated with the other components, as well as with our core software, allowing clients to focus on the implementation of CRM strategies rather than the support and maintenance of separate software applications.

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  Channel Management Center.  Channel Management Center is a suite of applications and services designed to facilitate the building and processing of interfaces between disparate systems. Channel Management Center is designed to act as a translator between core, business and delivery systems and to centralize the collection and movement of information throughout the financial institution, eliminating the need for multiple types of middleware services.

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  Interaction Management Center.  Interaction Management Center ("IMC") is a relationship management complement to our suite of real-time, enabling technologies. IMC is a browser-based application that provides call center and system representatives with centralized access from multiple CRM and transactional systems in a consolidated environment.

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  eCommerce Banker—Consumer and eCommerce Banker—Business.  Our eCommerce Banker suite provides clients with Internet banking and cash management tools for commercial and retail customers. The modules permit a financial institution to choose from a wide menu of financial services that may be provided to either individuals or businesses including account information, cash management, funds transfer, bill payment, secure messaging and compatibility with personal financial management software. eCommerce Banker supports the open financial exchange, or OFX standard, which enables the system to interface to financial institution services that use a variety of devices to originate customer transactions. These administrative components include the ability for financial institutions' customers and potential customers to submit account applications in a secure environment. Also, financial institutions can automatically generate e-mail responses to customer applications, update product interest rates and terms and receive customer-specific marketing and data analysis.

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  Check Imaging.  This software application enables our clients to create and store digital check images for inclusion in monthly statements and to facilitate their customer support services. This product suite includes item/image capture, document imaging/computer output to laser disc, or COLD, signature verification, electronic statements, full-service check and item processing and managed services. This product is designed to comply with federal legislation known as The Check Clearing For The 21st Century Act, commonly known as Check 21, and to be compatible with the Federal Reserve's FedImage Platform. These features are important because when financial institutions exchange checks electronically rather than physically as the legislation will require, they will seek Check 21 compliant solutions. The product is also designed to be web-enabled, to eliminate a large portion of entry keying, and together with remote branch capture, to assist our clients in centralizing electronic image storage. Our clients can choose to purchase these products on an in-house, serviced or managed services basis.

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  Remittance Systems.  Our remittance systems provide the solution for businesses and financial institutions that need to eliminate the inefficiencies of manual payments processing through an automated solution. With a combination of proprietary software tools and third-party check transport equipment, our remittance systems does away with redundant processing steps; automatically captures and archives images of payments and their related coupons; provides for retrieval for research purposes; and can reduce overhead and operating time.

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  Loan Origination.  Our loan origination technologies for mortgage, consumer and commercial lending are designed to provide full-service loan origination processing. Because no two lenders transact business in exactly the same manner, our loan origination products can also be adapted to suit a financial institution's specific needs.

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  Financial Products.  Our financial accounting software suite is designed to provide fully-integrated back-office financial management technology to financial institutions, including general ledger, accounts payable and fixed assets. In addition, we offer strategic financial management tools such as asset/liability management, profitability and financial planning.

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  Interactive Voice Solutions.  Our interactive voice solutions are designed to provide financial institutions with products that enhance productivity, strengthen customer services and reduce overall operational costs. Our interactive voice response solution provides a financial institution's customer with round the clock access to their financial information and the ability to complete account transactions such as transferring funds, applying for loans, and accessing information about products and services. The product supports both touch-tone keypad response or natural language speech recognition.

Payments Products

          To provide a complete operating environment for financial institution and other customers wishing to provide transaction services either in-house, as a service bureau, or using our own service, the Payment Solutions Group develops and markets a number of products. These products are independent of the Core and Complementary products but can be integrated to provide further synergies for their enhanced operation, and include:

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  "Payment Origination Service Handler" ("POSH").  POSH provides customers with the functionality needed for driving ATMs and point of sale terminals, or equivalent devices, at financial institution or retail sites for credit and debit transactions. POSH also provides the capability to operate and manage the customer relationships with merchants and partners in the POS marketplace as well as manage the financial reconciliation and settlement of transaction value and fees. The functionality includes transaction routing, data security, settlement and reconciliation and merchant/ISO management.

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  ConCentre Application Monitoring.  ConCentre is a comprehensive software tool designed to detect and manage errors and unusual events in a complex system processing environment such (as but not limited to) a large ATM network. Customers use ConCentre to manage the alerts and faults in their network by improving service availability, track and enforce service level agreements, manage support personnel efficiently and use pre-emptive remediation techniques which allow for the automated correction of real-time errors. ConCentre functionality includes flexible error detection, automated remediation and behavioral analysis.

Product and Services Delivery Methods

          Our core processing software and complementary products can be operated either by a financial institution in-house under a software licensing and maintenance agreement, or on an outsourced basis through one of our data centers. Our contracts typically have durations of five or more years, with automatic annual renewals and are structured with annual price escalators and additional fees based on the asset, member or account growth of our clients.

Software-Enabled Outsourcing

          We deliver our core processing software and complementary products on a "software-as-a-service" basis from our 11 data centers. This capability gives our clients the option to benefit from our products and services without having to make significant initial and ongoing investments for their own IT infrastructure and the required personnel to maintain, update and run these systems. We host applications for more than 1,000 clients, and our data centers can scale to host a much larger client base without significant capital investments. For the twelve months ended September 30, 2006, revenue from our outsourcing business represented approximately 60% of total pro forma adjusted revenue.

          Our data centers host our core processing software and complementary products and support clients who use one or more of our Internet banking, ATM, cView, check imaging, cash management, collections, web hosting and design services, payment solutions and networking services. Our processing focused data centers provide ACH, payments, Check 21 and item processing services and operate over 26,000 terminal devices for our approximately 190 ISO clients.

Software License and Related Maintenance Agreements

          Software license revenue includes fees received from in-house licensing of our core processing and complementary software products. We license our software products under standard agreements, which typically provide clients with the perpetual, non-exclusive, non-transferable limited right to use the software for a single financial institution upon payment of an initial license fee. We also generate annual maintenance fees, typically 20% of the initial license fee, by providing client care and by modifying and updating the software. For the twelve months ended September 30, 2006, license and maintenance revenue represented approximately 11% and 14% of total pro forma adjusted revenue, respectively.

          We provide immediate telephone response service during normal working hours and on-call support 24 hours a day, seven days a week for all components of our solution. In addition, we offer remote product support services whereby our support team directly connects in a secure environment to our client's server to troubleshoot or perform routine maintenance.

Services, Hardware and Other

          Our professional service organization provides services on a contract basis such as custom development and operational reviews, which leverage the best practices of our clients to improve operational efficiency and effectiveness across our entire client base.

          Services fees are generated from both our software-enabled outsourcing and software license delivery models and include fees derived from installing and converting clients to our software products, providing extensive training programs and performing operational reviews and custom software development for our clients. We also derive a small percentage of revenue from hardware sales through agreements we have with various hardware manufactures. We generate other revenues from royalties and client reimbursement of certain out-of-pocket and telecommunication costs. Client reimbursements represent direct costs paid to third parties primarily for data communication, postage and travel. For the twelve months ended September 30, 2006, services, and hardware and other revenue represented approximately 12% and 3% of total pro forma adjusted revenue, respectively.

Clients

          We serve financial institutions of all sizes, however, the majority of our clients are commercial banks and thrifts with under $20 billion of assets and credit unions of all sizes. The majority of our clients are located in the United States and Canada, although we also have clients in several other foreign countries. As of September 30, 2006, over 4,500 financial institutions were using one or more of our products. No financial institution accounted for more than 3% of total pro forma adjusted revenues for the twelve months ended September 30, 2006.

Sales and Marketing

          We market our products primarily through a direct sales force which is split between our sales personnel who sell our core software and those who sell our complementary products. As of September 30, 2006, our direct sales force was comprised of 59 salespersons, 33 of which were selling our core software, 23 of which were selling our complementary products and three of which were selling our payments products. In addition, our sales group is complemented by application specialists, all of whom have extensive experience in banking technology and provide pre-sales support to potential clients on product information and deployment capabilities. Each client is also assigned an account manager who is that client's primary contact at Open Solutions, recommends complementary products suitable for that client's business and works with our sales group to generate sales. Our sales group for core software is focused in two distinct areas: the banking industry and the credit union industry. We believe that this distinction facilitates the ongoing effort to design, develop and build better technology products aimed at the specific needs of the banks and credit unions.

          We supplement our direct sales force with resellers who sell our complementary products in conjunction with their own products and services. These resellers include a range of hardware and software vendors and permit us to better address specific geographical markets, including those outside the United States, and potential clients reliant on existing third-party core solutions.

          Our marketing program includes direct mail, telemarketing, hosting an annual client conference, advertising in banking and credit union trade journals and periodicals, publishing articles and editorials, speaking engagements, participating in seminars and trade shows, newsletters and on-line marketing.

Competition

          The financial services software market is competitive and subject to technological change. Competitors vary in size and in the scope and breadth of products and services offered. We encounter competition in the United States from a number of companies including Fiserv, Inc., Jack Henry & Associates, Inc., Fidelity National Information Services, Metavante Corporation and John H. Harland Company. We also compete against a number of smaller, regional competitors, as well as vendors of products that compete with one or more of our complementary products. In general, we compete on the basis of product architecture, functionality, flexibility and scalability; service and support, including the range and quality of technical support; installation and training services; and product pricing in relation to performance and support. Our clients also select providers based on proven track records of success and reliability demonstrated through a network of reference accounts. We believe that our history of strong organic growth outpaces the growth of our competitors, and illustrates the competitive advantages of our technology solutions.

Product Development

          We plan to continue to invest significant resources to maintain and enhance our current product and service offerings, and we are continually developing new products that complement these offerings. For the years ended December 31, 2005, 2004, and 2003, product development expenses were $19.6 million, $11.0 million and $6.9 million, respectively. We have historically released two upgrades of existing products each year, and, since the beginning of fiscal year 2002, we have introduced a collections platform, a safe deposit box platform, a web-based business intelligence suite, a web-based imaging platform and tools to facilitate the building and processing of interfaces between disparate systems, as well as several smaller modules. The collections and safe deposit box platforms were market-driven additions to our core software suite. The business intelligence, web-based imaging platform and the interface tools were designed to exploit the uniqueness of our core architecture, but as with all of our complementary products, they work with other core solutions. We have several new products under development and plan to sell them to both our existing client base and new clients. Our clients also regularly advise us of new products and functionalities that they desire, which we take into account with respect to planning our research and development operations. As of September 30, 2006, we employed a staff of 385 development employees.

Intellectual Property and Other Proprietary Rights

          We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and United States and International copyright laws, which afford only limited protection. Our license agreements contain provisions which limit the number of users, state that title remains with Open Solutions and protect confidentiality. We presently have no patents or patent applications pending.

          Open Solutions Inc., The Complete Banking Solution, The Complete Credit Union Solution, Bank-on-it and We Move Money are registered trademarks, and eCommerce Banker and eCommerce Mart are trademarks of ours, among others. Open Solutions Inc. is also a service mark of ours. All other trade names and trademarks referred to in this Current Report on Form 8-K are the property of their respective owners.

Employees

          As of September 30, 2006, we had a total of 1,703 employees, and 38 employees in Canada are unionized and subject to a collective bargaining agreement which expired on February 28, 2003. We are currently negotiating a new collective bargaining agreement. We have not experienced any work stoppages and believe that our relations with our employees are good.

Infrastructure

          Our communications and network equipment is located in our corporate headquarters in Glastonbury, Connecticut and other offices throughout the United States and Canada. We have preventive maintenance and disaster recovery plans, which include periodic equipment, software and disaster recovery testing, data monitoring and maintaining records of system errors. We have 24-hour monitoring and engineering support and emergency communication lines. In the event of an emergency, we have a contingency plan to provide services through a nationally recognized emergency service provider.

          As of September 30, 2006, we had the following material leased properties:

Location	Operations Conducted	Approximate Square Feet	Lease Expiration Date
Birmingham, Alabama	Support center and development office	26,000	2008
El Monte, California	Item processing center	5,200	2007
Murrietta, California	Sales office and item processing center	8,700	2008
San Leandro, California	Item processing center	4,900	2010
Glastonbury, Connecticut	Executive offices and data center	87,300	2013
Windsor Locks, Connecticut	Item processing center	6,000	2010
Atlanta, Georgia	Support and data processing center	22,000	2007
Lombard, Illinois	Support and data processing center	58,200	2010
Indianapolis, Indiana	Support and data processing center	60,000	2010
Rockland, Massachusetts	Support center	13,389	2010
Belmont, Michigan	Support center	5,800	2009
Southfield, Michigan	Support and data processing center	11,000	2011
Wixom, Michigan	Support center and development office	12,000	2007
Bedford, New Hampshire	Support center	7,000	2008
Cherry Hill, New Jersey	Support and data processing center	39,900	2011
Houston, Texas	Support center	46,798	2008
Orem, Utah	Support and data processing center	23,000	2010
Vancouver, British Columbia	Executive offices, support and data processing center	29,000	2007
Missassauga, Ontario	Development office and disaster recovery center	3,600	2008
Oakville, Ontario	Payment processing center	30,000	2009

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN SOLUTIONS INC.
Date: January 3, 2007	By:	/s/ Kenneth J. Saunders Kenneth J. Saunders Executive Vice President and Chief Financial Officer

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MARKET, RANKING AND OTHER DATA
PRESENTATION OF FINANCIAL INFORMATION AND USE OF NON-GAAP FINANCIAL MEASURES
SUMMARY
Company Overview
Products and Services Overview
Industry Overview
Our Strengths
Business Strategy
The Transactions
Corporate Structure
Summary Unaudited Pro Forma Condensed Combined Financial Information and Other Pro Forma Data
Summary Historical Consolidated Financial Information and Other Financial Data
RISK FACTORS
CAPITALIZATION
THE TRANSACTIONS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
OPEN SOLUTIONS INC. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of September 30, 2006 (in thousands)
OPEN SOLUTIONS INC. NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (dollars in thousands, except for per-share information)
OPEN SOLUTIONS INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS Year Ended December 31, 2005 (in thousands)
OPEN SOLUTIONS INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS Nine Months Ended September 30, 2006 (in thousands)
OPEN SOLUTIONS INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS Twelve Months Ended September 30, 2006 (in thousands)
OPEN SOLUTIONS INC. NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (dollars in thousands)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
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